UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Perdoceo Education Corporation

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PERDOCEO EDUCATION CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

May 28, 2020

NOTICE AND PROXY STATEMENT

April 15, 2020

Dear Stockholder:

I cordially invite you to attend our 2020 Annual Meeting of Stockholders on May 28, 2020. The Annual Meeting will start promptly at 9:00 a.m., Central Daylight Saving Time, at our campus support center at Perdoceo Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. However, while we intend to hold the Annual Meeting in person, we are actively monitoring the coronavirus (COVID-19) situation. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce the alternative meeting arrangements, which may include changing the location of the meeting or holding the meeting by means of remote communication, in a press release which will also be filed with the Securities and Exchange Commission as additional proxy materials. You are encouraged to monitor the Investor Relations section of our website, www.perdoceoed.com, for updated information about the Annual Meeting.

The attached Notice of Annual Meeting and Proxy Statement describes how our Board of Directors operates, provides biographical information on our director nominees, gives information for the voting matters to be acted upon at the Annual Meeting and explains the proxy voting process.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please take a moment now to vote your shares by Internet or by toll-free telephone call. If you received a paper copy of the Notice of Annual Meeting and Proxy Statement, you may also vote your shares by signing, dating and returning the enclosed proxy card or voting instruction form.

We look forward to seeing you on May 28, 2020 and urge you to vote as soon as possible.

Sincerely,

Todd S. Nelson President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF PERDOCEO EDUCATION CORPORATION

TO BE HELD ON MAY 28, 2020

Time: Registration begins: 8:30 a.m., Central Daylight Saving Time

Admission to the meeting: 8:45 a.m.    Meeting begins: 9:00 a.m.

Date:	May 28, 2020

Place:	Perdoceo Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173*

To the Stockholders of Perdoceo Education Corporation:

We will hold our 2020 Annual Meeting of Stockholders at the time, date and location specified above, to act and vote on the following matters:

(1)	To elect eight directors of Perdoceo Education Corporation;

(2)	To approve, by a non-binding advisory vote, executive compensation paid by Perdoceo Education Corporation to its named executive officers, commonly referred to as a “Say-on-Pay” proposal;

(3)	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2020; and

(4)	To consider any other business or matter that is properly raised at the meeting or at any adjournments or postponements of the meeting.

Only stockholders of record at the close of business on March 30, 2020, the record date, are entitled to notice of and to vote at the meeting. Please contact Georgeson LLC, our proxy solicitation firm, toll-free at (866) 856-6388 if you have any questions regarding voting.

* While we intend to hold the Annual Meeting in person, we are actively monitoring the coronavirus (COVID-19) situation. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce the alternative meeting arrangements, which may include changing the location of the meeting or holding the meeting by means of remote communication, in a press release which will also be filed with the Securities and Exchange Commission as additional proxy materials. You are encouraged to monitor the Investor Relations section of the Company’s website, www.perdoceoed.com, for updated information about the Annual Meeting.

By order of the Board of Directors,

Jeffrey D. Ayers
Corporate Secretary

Schaumburg, Illinois

April 15, 2020

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 28, 2020

The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet are available at www.ProxyVote.com.

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the proxy card mailed to those who receive paper copies of the Notice of Annual Meeting and Proxy Statement.

PROXY STATEMENT

PROXY STATEMENT

Perdoceo Education Corporation

231 North Martingale Road

Schaumburg, Illinois 60173

(847) 781-3600

INFORMATION ABOUT VOTING AND THE MEETING

Why did I receive these proxy materials?

Perdoceo Education Corporation (“Perdoceo,” the “Company,” “we,” “us” or “our”) is holding its 2020 Annual Meeting of Stockholders on May 28, 2020. You have received these materials in connection with the solicitation of proxies by our Board of Directors for the 2020 Annual Meeting and for any adjournment or postponement thereof.

You are invited to attend the 2020 Annual Meeting of Stockholders on May 28, 2020, beginning at 9:00 a.m., Central Daylight Saving Time. The Annual Meeting will be held at our campus support center at Perdoceo Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. If you plan to attend the 2020 Annual Meeting, please call our Investor Relations support team at the Alpha IR Group at (312) 445-2870.

While we intend to hold the 2020 Annual Meeting in person, we are actively monitoring the coronavirus (COVID-19) situation. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce the alternative meeting arrangements, which may include changing the location of the meeting or holding the meeting by means of remote communication, in a press release which will also be filed with the Securities and Exchange Commission as additional proxy materials. You are encouraged to monitor the Investor Relations section of the Company’s website, www.perdoceoed.com, for updated information about the 2020 Annual Meeting.

Notice of Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we provide our stockholders with the choice of accessing the 2020 Annual Meeting proxy materials on the Internet, rather than receiving printed copies of those materials through the mail. In connection with this process, a Notice Regarding the Availability of Proxy Materials is being mailed to our stockholders who have not previously requested electronic access to our proxy materials or paper proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares. The notice will also tell you how to request our proxy materials in printed form or by email, at no charge. The Company believes this process provides its stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and delivering the proxy materials.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to stockholders beginning on or about April 15, 2020.

Who is entitled to vote at the Annual Meeting?

Stockholders of Perdoceo, as recorded in our stock transfer records as of the close of business on March 30, 2020 (the “Record Date”), are entitled to vote at the 2020 Annual Meeting.

Outstanding Shares

As of the Record Date, the Company had 69,053,480 outstanding shares of common stock. Each outstanding share of common stock is entitled to one vote on each voting matter at the Annual Meeting.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the 2020 Annual Meeting. Stockholders will be admitted to the meeting beginning at 8:45 a.m., Central Daylight Saving Time. Seating will be limited.

What do I need to present for admission to the Annual Meeting?

You will need to present proof of your ownership of the Company’s common stock, such as a bank or brokerage account statement, and a form of personal identification, to be admitted to the Annual Meeting. No cameras, recording equipment, large bags, briefcases or packages will be permitted at the 2020 Annual Meeting. All electronic devices will need to be turned off during the 2020 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You hold shares as a stockholder of record if your shares are registered directly in your name in our stock transfer records, which are managed by Computershare Trust Company, N.A., our transfer agent. The Company provides the proxy materials directly to you as a stockholder of record.

You hold shares as a beneficial owner if your shares are held in a stock brokerage account or by a bank or other holder of record. This form of ownership is commonly referred to as holding shares in “street name.” Your broker, bank or other stockholder of record forwards the proxy materials and that stockholder of record’s voting instructions to you. As the beneficial owner, you direct your broker, bank or other stockholder of record how to vote your shares by following the instructions provided.

How do proxies work?

Our Board of Directors is asking you to appoint Jeffrey D. Ayers and Michele R. Chaffee as your proxy holders to vote your shares at the 2020 Annual Meeting. Mr. Ayers is the Company’s Senior Vice President, General Counsel and Corporate Secretary, and Ms. Chaffee is Associate General Counsel.

You may appoint these individuals by voting your shares by Internet or by toll-free telephone call, as described below. If you receive a paper copy of the Notice of Annual Meeting and Proxy Statement, you may also vote your shares by signing, dating and returning the enclosed proxy card or voting instruction form.

Giving us your Internet or telephone vote (or signed proxy card or voting instruction form) means that you authorize Mr. Ayers and Ms. Chaffee to vote your shares at the 2020 Annual Meeting according to the voting directions you provide through the Internet or telephone voting procedures (or on the proxy card or voting instruction form).

You may vote for or against all, some or none of our director candidates. You may also provide your (a) advisory vote for or against approval of compensation paid by the Company to its named executive officers, commonly referred to as a “Say-on-Pay” proposal, and (b) vote for or against the ratification of the selection of the Company’s independent registered public accounting firm. You may also choose to abstain from voting on any of these matters.

Unless you indicate otherwise through the Internet or telephone voting procedures (or on your proxy card or voting instruction form), you also authorize your proxy holders, to the extent permitted under securities regulations, to vote your shares on any matters not known by the Board of Directors at the time this Proxy Statement was printed and that, under our By-Laws, may be properly presented for action at the 2020 Annual Meeting.

How do I vote if I am the stockholder of record?

You can vote in person at the meeting by completing a ballot at the meeting or you can vote by proxy as follows:

By Internet:    The website for Internet voting is listed in the Notice Regarding the Availability of Proxy Materials (or on the proxy card if you receive a paper copy of the Proxy Statement). Internet voting allows you to confirm that your instructions have been followed.

By telephone:    Use the toll-free number listed in the Notice Regarding the Availability of Proxy Materials (or on the proxy card if you receive a paper copy of the Proxy Statement). Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly received.

By mail (if you receive a paper copy of the Proxy Statement):    Complete, sign, date and return your proxy card in the enclosed pre-addressed, postage-paid envelope.

Internet and telephone voting procedures use a control number that appears on your Notice Regarding the Availability of Proxy Materials (or on your proxy card if you receive a paper copy of the Proxy Statement) to authenticate you as a stockholder of record and to allow you to confirm that your voting instructions have been properly recorded.

If you vote by Internet or telephone, you do not need to sign and return the proxy card.

Each Internet or telephone vote and each executed and returned proxy card will be voted as directed. If you do not provide voting directions, the proxy will be voted in accordance with the Board’s voting recommendations contained in this Proxy Statement.

Please contact our proxy solicitation firm, Georgeson LLC, toll-free at (866) 856-6388 if you have any questions regarding voting.

How do I vote if I am a beneficial owner through a stock brokerage account, a bank or other holder of record?

You will receive materials and instructions from your stockbroker, bank or other firm that you must follow in order to have your shares voted.

You will not be able to vote in person at the 2020 Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other firm and present it at the 2020 Annual Meeting.

Stockholders are advised to provide their voting instructions promptly to allow brokers sufficient time to process the voting instructions. Broker non-votes will be included for purposes of determining whether a quorum is present at the 2020 Annual Meeting. Broker non-votes are proxies received by Perdoceo from brokers or nominees when the broker or nominee has neither received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

What is a quorum?

A quorum is the number of shares that must be present at a meeting to have a valid meeting and valid vote. The required quorum to transact business at the 2020 Annual Meeting is a majority of the voting power of shares of Perdoceo common stock issued and outstanding and entitled to vote as of the Record Date.

The inspector of elections appointed for the 2020 Annual Meeting will tabulate the votes cast by proxy and in person at the 2020 Annual Meeting to determine whether or not a quorum is present. For purposes of determining whether a quorum is present, the inspector of elections will count abstentions and broker non-votes as shares that are present and entitled to vote.

Who will count the vote?

At the 2020 Annual Meeting, the inspector of elections appointed by the Board of Directors will tabulate the voting results, unless it is determined by the Company that there shall be no inspector of elections at the Annual Meeting and instead the presiding officer of the Annual Meeting shall count and report the votes cast.

What are the Board of Directors’ recommendations on each proposal?

The Board of Directors recommends that you:

•	Vote FOR all of the Board of Directors’ nominees for election as directors.

•	Vote FOR the non-binding stockholder advisory vote to approve executive compensation paid by the Company to its named executive officers.

•	Vote FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2020.

What vote is required to approve each proposal?

•

Election of Directors:    Each outstanding share of our common stock is entitled to one vote for as many separate nominees as there are directors to be elected. If none of our stockholders provides the Company with notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a director election, or if our stockholders have withdrawn all such nominations by the tenth day before the Company mails its notice of meeting to our stockholders, a nominee for director will be elected to the Board of Directors if the votes cast “FOR” the nominee exceed the votes cast “AGAINST” the nominee. If the number of director nominees exceeds the number of directors to be elected, the directors will be elected by the vote of a plurality of the votes cast at the 2020 Annual Meeting. If directors are to be elected by a plurality of the votes cast, stockholders are not permitted to vote against a nominee. Abstentions and broker non-votes have no effect on the election of directors, because directors receiving a majority of votes cast will be elected.

•

Advisory Vote on Executive Compensation:    Approval, by a non-binding advisory vote, of the compensation paid by the Company to its named executive officers requires the favorable vote of a majority of the shares of common stock present in person or by proxy and entitled to vote the subject matter at the 2020 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the vote.

•

Ratification of Independent Registered Public Accounting Firm:    Ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm to audit the Company’s financial statements for 2020 requires the favorable vote of a majority of the shares of common stock present in person or by proxy at the 2020 Annual Meeting. Abstentions are treated as shares present and not voting, so abstaining has the same effect as a vote “AGAINST” this proposal. This proposal to ratify the appointment of Grant Thornton LLP will be considered a “routine” matter, and accordingly, brokers and other nominees will have discretionary authority to vote on this proposal.

As provided by law, the advisory vote to approve executive compensation is non-binding. The Board will review and consider the results of the vote when determining executive compensation.

What happens if a director nominee does not receive sufficient votes to be elected to the Board of Directors?

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. The Company’s Corporate Governance Guidelines provide that the Board expects a director to tender his or her resignation if he or she fails to receive the required number of votes for re-election and that if an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. If the failure of a nominee to be elected at the 2020 Annual Meeting results in a vacancy on the Board, the Board may act to fill that vacancy.

Can I change my vote or revoke my proxy?

Yes. Even after you have submitted your proxy, you may change your vote at any time before it is voted at the 2020 Annual Meeting. To change your vote for shares you own directly as a stockholder of record, you may:

•	vote again at a later date by Internet or telephone; or

•	deliver a signed and dated proxy card that is dated later than your prior executed proxy card; or

•	submit a revocation letter with a later date than your proxy card to Perdoceo’s Corporate Secretary; or

•	attend the 2020 Annual Meeting and vote in person.

To revoke your proxy or instructions for shares you hold beneficially in “street name,” you can revoke your voting instructions by informing the holder of record in accordance with that holder’s procedures.

Could other matters be decided at the Annual Meeting?

Yes. At the date of this Proxy Statement, we did not know of any other matters to be presented for consideration at the 2020 Annual Meeting. If any other item or matter does properly come before the 2020 Annual Meeting, your proxy holders will vote in their discretion on that item or matter, to the extent permitted under the regulations of the SEC.

Is there a list of stockholders entitled to vote at the Annual Meeting?

Yes. An alphabetical list of stockholders of record entitled to vote at the 2020 Annual Meeting, showing the address of and number of shares registered in the name of each stockholder, will be open to the examination of any stockholder for any purpose germane to the 2020 Annual Meeting during ordinary business hours commencing May 18, 2020, and continuing through the date of the 2020 Annual Meeting at our principal offices, 231 North Martingale Road, Schaumburg, Illinois 60173.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record sharing a single address can choose to receive only one annual report to stockholders, proxy statement or notice of Internet availability of proxy materials, as applicable. This “householding” practice reduces our printing and postage costs. However, if you or another stockholder of record at a single address wish to receive a separate Annual Report or Proxy Statement this year or in the future, you, he or she may do so. Please contact our Investor Relations support team at the Alpha IR Group at (312) 445-2870 or write to us at Investor Relations, Perdoceo Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173.

If you are a “street name” holder, you can request householding by contacting your bank or broker.

Can I access the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K on the Internet?

Perdoceo’s Annual Report on Form 10-K for the year ended December 31, 2019, containing financial and other information pertaining to our company, is being made available to stockholders with this Notice of Annual Meeting and Proxy Statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at www.ProxyVote.com.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

The current members of the Board of Directors are:

Dennis H. Chookaszian	Kenda B. Gonzales	Patrick W. Gross
William D. Hansen	Gregory L. Jackson	Thomas B. Lally
Todd S. Nelson	Leslie T. Thornton

The Board of Directors met 11 times in 2019. Each incumbent director attended at least 75% of the total number of Board meetings and at least 75% of the total number of meetings of the Committees on which he or she served during the period he or she served as a director or Committee member.

Directors are expected to attend annual meetings of the Company’s stockholders, including the 2020 Annual Meeting, absent unusual circumstances. The 2019 Annual Meeting of the Company’s stockholders was attended by five of the directors who served on the Board at the time of that meeting.

Board Leadership Structure

The Board believes that separating the Chairman of the Board and the President and Chief Executive Officer positions serves the best interests of the Company and its stockholders because it enhances communication among the Board and members of the senior executive team and enables the Board to more effectively oversee the Company’s strategy and strategy implementation. Thomas Lally has served as Chairman of the Board since October 26, 2015. In 2015 through 2020, the Board affirmatively determined that Mr. Lally was an “independent director” under the Nasdaq listing standards.

The Corporate Governance Guidelines provide that in the event the same individual serves as both the Chairman of the Board and Chief Executive Officer, the non-employee directors of the Board of Directors will designate a non-employee director to serve as the Lead Director. The responsibilities of a Lead Director are to preside at all meetings of the Board at which the Chairman of the Board is not present, including serving as the chairperson of the Board’s executive sessions of non-employee directors; serve as liaison between the Chief Executive Officer and non-employee directors; consult with, and provide input to, the Chairman of the Board regarding the agenda for Board meetings and meeting schedules; and otherwise perform duties as may be delegated by the Board to assist the Board in fulfilling its responsibilities. In addition, the Lead Director has the authority to call meetings of the non-employee directors and is responsible for conducting exit interviews with resigning executive officers and such other persons as the Board deems necessary or appropriate.

Board’s Role in Risk Oversight

The Board of Directors as a whole oversees the Company’s risk management through both the Company’s enterprise risk management process and the internal audit function. While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its Committees as described below under the heading “Committees of the Board of Directors.”

The Company has a long-standing Risk Committee which is currently comprised of the Chief Executive Officer (who serves as the chair), Chief Financial Officer, General Counsel, Chief Compliance Officer, Chief Internal Auditor, Senior Vice President—Corporate Tax, Risk and Real Estate, Senior Vice President—American InterContinental University, Senior Vice President—Colorado Technical University, Chief Information Officer and Chief Human Resources Officer. The Risk Committee is intended to meet quarterly to review enterprise-wide, business-unit specific and other discrete topic risk surveys and assessments. The Committee then utilizes the survey results to identify and prioritize the Company’s top risks, and develop implementation plans to manage the risks. The Risk Committee reports quarterly to the Compliance and Risk Committee regarding identified enterprise risks, risk assessment and mitigation, effectiveness of risk management and related matters.

The Chief Internal Auditor reports directly to the Audit Committee of the Board. The Company’s Internal Audit function prepares both annual and three-year audit plans identifying specific audit activities, scope and prioritization. These audit plans are developed utilizing the enterprise risk management survey results, the COSO framework for internal controls and the IT Governance Institute’s COBIT framework and are linked to the Company’s annual business plan.

Corporate Governance Guidelines and Ethics Codes

The Board of Directors has adopted Corporate Governance Guidelines to assist it in fulfilling its responsibility to exercise its business judgment to act in what it believes to be the best interest of our stockholders. The Corporate Governance Guidelines, as amended, are posted on the Company’s website, www.perdoceoed.com, in the Investor Relations section.

The Board of Directors has adopted a Code of Ethics for Executive Officers specifically applicable to our executive officers and senior financial officers, including our principal executive officer and principal financial and accounting officers.

We have also adopted a Code of Business Conduct and Ethics to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which we are subject. The Code of Business Conduct and Ethics is applicable to all of our employees, officers and directors. The Code of Business Conduct and Ethics also incorporates the Company’s Conflicts of Interest Policy, among other policies. The Conflicts of Interest Policy provides, among other things, that it is improper for employees to do business with an individual that is not at “arm’s length” even if the employee has no financial interest in the transaction or arrangement, and that employees shall not directly or indirectly have any interest in or have any personal contract, agreement or understanding of any nature whatsoever with suppliers, customers or other persons or entities doing business or negotiating to do business with the Company. Employees are also prohibited under the Conflicts of Interest Policy from engaging or participating, directly or indirectly, either as a principal, agent, employee, employer, consultant, stockholder, copartner, board member or in any other individual or representative capacity, in the conduct or management of, or owning any stock or other proprietary interest in, any business that is or may be competitive or seeks to do business with the Company, unless the employee has obtained the prior written consent of the Company’s General Counsel (or the Chairperson of the Nominating and Governance Committee, in the case of members of the Board of Directors). However, this prohibition does not apply to ownership of (1) up to 1% of the equity of a company, or (2) publicly traded mutual fund or similar investments in which the covered person does not have direct control over the companies included in the fund.

These Codes are available on our website at www.perdoceoed.com in the Investor Relations section. Any amendments of these Codes will be promptly posted on our website. The Board of Directors must approve any waiver of one or more provisions of these Codes for executive officers or directors. Any waiver approved by the Board will be disclosed promptly on our Internet site and as otherwise required by the rules of the SEC and Nasdaq.

Transactions with Related Persons

The Board of Directors and the Company have established certain policies and procedures regarding review and approval of activities involving related person transactions as defined under applicable SEC regulations. Related persons include anyone who is, or has been since the beginning of the last fiscal year, a director or director nominee, an executive officer, a stockholder owning 5% or more of our outstanding common stock, and any immediate family member or associate of any of these persons. A person’s “immediate family”

includes his or her spouse, parents, step-parents, children, step-children, brothers and sisters, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a tenant or employee) sharing the person’s home. A person’s “associates” include (a) any corporation or organization (other than the Company or its subsidiaries) of which the person is an officer or partner, or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and (c) any member of the person’s immediate family who has the same home as the person or who is a director or officer of the Company or any of its subsidiaries.

As stated in the Audit Committee charter, the Board has delegated to the Audit Committee the responsibility to review, approve or ratify any transactions with related persons required to be reported in the Company’s periodic reports with the SEC to determine if each transaction is in the best interests of the Company and its stockholders and is consistent with applicable legal or regulatory requirements. Various policies and procedures require disclosure of and assist with monitoring for transactions or relationships that may constitute potential related person transactions. The Company’s Code of Business Conduct and Ethics and the Code of Ethics for Executive Officers discussed above under the heading “Corporate Governance Guidelines and Ethics Codes” require disclosure of potential conflicts of interest. The Company’s EthicsMatters Hotline for anonymous reporting of suspected violations of these Codes supports our monitoring procedures. Directors and executive officers are also required to disclose potential and existing related person transactions when completing annual questionnaires. Corporate legal and accounting staff members also review non-employment related payments to any director or executive officer or any entity that has been identified as a potential affiliate of a director or executive officer.

Based on these reviews, there have been no related person transactions that would require disclosure in this Proxy Statement, nor are we aware of any business or other relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Corporate Responsibility

We are committed to meeting the needs of our students and conducting our business in ways that are responsible for the environment, the community and our stakeholders without compromising the ability of future generations to meet their own needs. We also recognize the importance of holistic social policies and practices in encouraging and equipping employees to be effective contributors within our organization and the surrounding communities.

We believe education can help students pursue their goals and provide opportunities to achieve a more sustainable world. We strive to address ongoing environmental concerns, implement responsible social practices and effectively manage sustainability risks and opportunities in order to promote long-term sustainable growth. With a deliberate focus and commitment to the engagement of our employees and educational institutions, we strive to fulfill our mission to serve as an innovator in higher education, and to operate our business in a way that respects our students, employees, the community and the planet.

Committees of the Board of Directors

The Board of Directors has established a standing Audit Committee, Compensation Committee, Compliance and Risk Committee and Nominating and Governance Committee, each composed entirely of directors who are “independent,” as defined in the Nasdaq listing standards. Each Committee has a written charter that is posted on our website, www.perdoceoed.com, in the Investor Relations section. Each Committee reports to the full Board of Directors regarding carrying out the Committee responsibilities set forth in its charter. In 2019, the Audit Committee held seven meetings, the Compensation Committee held six meetings, the Compliance and Risk Committee held four meetings, and the Nominating and Governance Committee held six meetings.

The Board determines the Committee assignments annually following the election of directors at the Annual Meeting of Stockholders and at other times as circumstances warrant, in each case upon the recommendation of the Nominating and Governance Committee. The current Committee assignments of the non-employee directors are shown in the table below. In 2019 Richard D. Wang was also a member of the Compensation and Nominating and Governance Committees through the date of his resignation from the Board of Directors on March 18, 2019.

Director	Audit	Compensation	Compliance and Risk	Nominating and Governance
Dennis H. Chookaszian	X		X	X
Kenda B. Gonzales	X (Chairperson)		X
Patrick W. Gross(1)		X	X
William D. Hansen (1)(2)		X (Chairperson)		X
Gregory L. Jackson		X		X (Chairperson)
Thomas B. Lally (3)
Leslie T. Thornton	X		X (Chairperson)

(1)	In 2019 Mr. Gross was the Chairperson of the Compensation Committee through May 2, 2019 when Mr. Hansen assumed that role.
(2)	In 2019 Mr. Hansen also served on the Compliance and Risk Committee through May 2, 2019.

(3)	Mr. Lally was appointed Chairman of the Board on October 26, 2015.

Audit Committee

The Audit Committee, among other of its responsibilities:

•

Oversees our accounting and financial reporting processes, audits of our financial statements, the internal audit department, qualitative aspects of financial reporting to stockholders and the Company’s processes to manage business and financial risk.

•	Retains and oversees our independent registered public accounting firm, including reviewing its independence.

•	Pre-approves all audit services and permissible non-audit services.

•	Reviews, approves or ratifies any transactions with related persons required to be reported in the Company’s periodic reports with the SEC.

The Audit Committee is composed solely of directors who meet all of the independence standards for audit committee members as set forth in the Sarbanes-Oxley Act of 2002, the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and Nasdaq listing standards. After reviewing the qualifications of the Audit Committee’s members, and any relationships they have with Perdoceo that might affect their independence from Perdoceo, the Board of Directors determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Exchange Act and as defined in the Nasdaq listing standards, (2) all current members of the Audit Committee are financially literate, and (3) Mr. Chookaszian and Ms. Gonzales qualify as an audit committee financial expert under the applicable rules promulgated under the Exchange Act.

Compensation Committee

The Compensation Committee, among other of its responsibilities:

•	Establishes and reviews the overall compensation philosophy of the Company.

•

Reviews and approves the corporate goals and objectives relevant to Chief Executive Officer compensation; evaluates the Chief Executive Officer’s performance in light of those goals and objectives; determines the Chief Executive Officer’s compensation level based on this evaluation; and presents this assessment and determination to the full Board for ratification.

•	Reviews and approves the compensation of each of our other executive officers, based, in part, upon recommendations from the President and Chief Executive Officer.

•	Administers the Company’s incentive compensation plans.

•

Approves and evaluates all compensation plans, policies and programs as they affect the executive officers, except for broad-based welfare, retirement and other benefit plans, policies and programs applicable to employees generally (the responsibility for which has been delegated to the Company’s Employee Benefits Committee).

See “Executive Officers and Executive Compensation—Compensation Discussion and Analysis” and “—Report of the Compensation Committee of the Board of Directors” below.

The Compensation Committee is composed solely of directors who meet all of the independence standards for compensation committee members as set forth in the Exchange Act and Nasdaq listing standards. After reviewing any relationships the Compensation Committee members have with Perdoceo that might affect their independence from Perdoceo, the Board of Directors has determined that all current members of the Compensation Committee are “independent” as that concept is defined by Rule 10C-1 under the Exchange Act and as defined in the Nasdaq listing standards.

Delegation of Authority.    The Compensation Committee Charter specifies that the President and Chief Executive Officer establishes incentive awards, termination arrangements and salary levels for officers other than our executive officers; the President and Chief Executive Officer provides periodic reports to the Compensation Committee on these matters.

Pursuant to the Company’s 2016 Incentive Compensation Plan (the “2016 Plan”) and guidelines and procedures adopted thereunder, the Compensation Committee has delegated authority to our President and Chief Executive Officer to make equity awards to new employees and existing employees (except those who are executive officers under Section 16 of the Exchange Act) of up to 100,000 shares of restricted stock or restricted stock units and up to 100,000 shares in the form of stock options during any 12-month period, with no individual award to exceed 50,000 shares or a total value of $100,000.

The Compensation Committee and the Board also have established an Employee Benefits Committee to administer our health and welfare plans, our Employee Stock Purchase Plan (a Section 423 plan under the Code), our 401(k) plan and general employee benefits plans and programs (but excluding any plans or programs affecting solely our executive officer group). The Employee Benefits Committee is composed of four senior executives who fulfill the roles of Chief Financial Officer, Chief Human Resources Officer, General Counsel and Senior Vice President—Corporate Tax, Risk and Real Estate. This Committee reports its activities and actions to the Compensation Committee on a quarterly basis.

Role of Executive Officers and Management.    The Chief Human Resources Officer, Chief Financial Officer and General Counsel generally attend each meeting of the Compensation Committee (except for its executive sessions without management present) to provide input regarding senior management’s view on our overall compensation programs, to provide feedback from key management on the forms of compensation and whether specific forms of compensation and specific performance measures and targets provide appropriate incentives for desired goals and objectives, and to provide the Compensation Committee with information such as each executive’s experience, compensation and promotion history, development and other materials necessary or useful to the Compensation Committee’s deliberations. The President and Chief Executive Officer generally attends the meetings of the Compensation Committee (except for its executive sessions without management present) and submits recommendations to the Compensation Committee concerning performance and pay for the executive officers, excluding himself. As noted above, the President and Chief Executive Officer establishes incentive awards, termination arrangements and compensation levels for Company officers other than the executive officers, which he does in consultation with the Chief Human Resources Officer.

Role of Compensation Consultants and Compensation Consultant Conflicts of Interest.    As further described below in “Executive Officers and Executive Compensation—Compensation Discussion and Analysis,” the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation and benefits consulting firm, to assist the Compensation Committee on executive compensation matters. FW Cook advises the Compensation Committee on compensation trends and practices, prepares competitive market reviews on executive compensation levels, provides analyses and data compilations regarding executive compensation and advises on executive pay recommendations for our executive officers. A representative of FW Cook attends most meetings of the Compensation Committee, including certain executive sessions without management present.

The Compensation Committee has adopted a policy requiring its compensation consultant to be independent of Company management. The policy requires that the independent consultant:

•	Be retained and terminated by the Compensation Committee.

•	Report solely to the Compensation Committee.

•	Be independent of the Company.

•

Not provide any service or undertake any work for the Company other than that performed for the Compensation Committee, and as may from time to time be authorized by the Compensation Committee at the request of the Nominating and Governance Committee of the Board of Directors.

•

Not provide any unrelated services or products to the Company and its affiliates or management, except as allowed under the rules and regulations of the SEC and of any national stock exchange on which securities of the Company are listed.

The Compensation Committee performs a periodic assessment of its consultant’s independence in which it considers the nature and amount of work performed during the year, the nature of any unrelated services performed for the Company, the amount of fees paid for those services in relation to the firm’s total revenues, the consultant’s policies and procedures designed to prevent conflicts of interest, any business or personal relationships between the consultant and any Compensation Committee member or executive officer, and the amount of Company stock owned by the consultants working for the Company. The consultant also periodically prepares a letter for the Compensation Committee providing appropriate assurances and confirmation of the consultant’s independent status. In 2019, FW Cook did not provide any services to the Company beyond its role as independent consultant to the Compensation and Nominating and Governance Committees. The Compensation Committee determined that the work of FW Cook as compensation consultant to the Committee does not raise any conflict of interest.

Compliance and Risk Committee

On May 31, 2018, the Board expanded the purpose and responsibilities of the Compliance Committee and it became the Compliance and Risk Committee. The Compliance and Risk Committee, among other of its responsibilities:

•	Reviews significant compliance and risk areas and the steps the Company has taken to monitor, control and report these exposures.

•	Monitors the effectiveness of, and recommends improvements to, the Company’s compliance and risk programs.

•

Reviews and approves the Company’s compliance and risk governance structure, including the enterprise risk management and information security frameworks, key risk policies and critical risk tolerance adopted by the Company.

•	Reviews and monitors Company policies and framework pertaining to information security and cyber threats.

•	Reviews the effectiveness of the Company’s system for monitoring compliance with laws and regulations relating to the administration of student financial aid and related matters.

•	Monitors compliance with the Company’s codes of conduct and ethics.

•	Monitors procedures for the receipt, retention and treatment of complaints received by the Company regarding compliance matters.

The Compliance and Risk Committee works closely with other Committees of the Board to ensure related matters are addressed in the appropriate Committee.

Nominating and Governance Committee

The Nominating and Governance Committee, among other of its responsibilities:

•	Identifies candidates who are eligible to serve as directors under the qualification standards set forth in our Corporate Governance Guidelines.

•	Reviews the size and structure of the Board, including the independence of the directors.

•	Recommends the membership of Board Committees to the Board of Directors.

•	Monitors and identifies best practices in corporate governance and recommends, to the extent required or considered desirable, corporate governance principles to the Board.

•	Reviews potential conflicts of interest of prospective Board members.

•	Reviews and recommends to the Board the compensation and benefits of directors, taking into consideration the director compensation goals included in the Corporate Governance Guidelines.

•	Oversees the evaluation of the Board and each Board Committee, including through coordinating annual Board self-assessments and evaluations.

Director Selection Process

Director Independence

Our Corporate Governance Guidelines and Nominating and Governance charter require that at least two-thirds of the Board consist of non-employee independent directors as defined under Nasdaq’s listing standards and any other applicable laws or regulations.

Nominating Procedures and Director Qualifications

Our Seventh Amended and Restated By-Laws address the director nominee selection process and our Corporate Governance Guidelines address director qualifications.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including stockholder and Board recommendations. The Nominating and Governance Committee does not evaluate candidates differently based on who has proposed the candidate. The Nominating and Governance Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. The Nominating and Governance Committee recommends candidates for nomination to the Board of Directors.

Stockholders who wish to suggest qualified director candidates for consideration by the Nominating and Governance Committee should write to the Corporate Secretary, Perdoceo Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173 specifying the name of the candidate and stating in detail the person’s qualifications. A written statement from the candidate, consenting to be named as a candidate and to serve as a director if nominated and elected, should accompany the recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders of the Company must comply with the Company’s By-Laws regarding stockholder proposals and nominations. See “Other Information—Proposals of Stockholders” contained in this Proxy Statement.

The Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee or by a stockholder. The Nominating and Governance Committee believes that each member of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with his or her performance as a director. In evaluating and selecting new directors, the Nominating and Governance Committee considers whether the candidate meets the definition of independent director as specified in Nasdaq’s listing standards, as well as such candidate’s strength of character, mature judgment, career specialization, relevant technical skills and the extent to which the candidate would fill a present need for the Board. In addition, while the Nominating and Governance Committee does not have a formal policy mandating the consideration of diversity in identifying or evaluating director nominees or directors, the Nominating and Governance Committee considers factors such as diversity when evaluating directors and director candidates, with diversity being broadly understood by the Nominating and Governance Committee to mean a variety of backgrounds, qualifications and personal characteristics. The Nominating and Governance Committee has sought candidates with diverse backgrounds and experience in academia, government regulation of postsecondary education, investing, Internet and digital media, accounting, finance and public companies to provide the Board with informed perspectives on the complex business and regulatory environment in which the Company operates, and has established both race and gender diversity on the Board. In the case of a current director being considered for re-nomination, the Nominating and Governance Committee also takes into consideration the director’s history of meeting attendance, tenure and preparation for and participation at Board and Board Committee meetings. The Nominating and Governance Committee generally seeks to have a range of tenures on the Board so that there is a mix of new and longer-term directors to provide a balance of perspectives.

Specific Qualifications, Attributes and Skills Our Directors Bring to the Board

We operate in a highly regulated industry, which has significant impacts on our business and creates risks and uncertainties. In recent years, there has been substantial focus by various members of the U.S. Congress and federal agencies, including the Department of Education, the Consumer Financial Protection Bureau and the Federal Trade Commission, on the role that for-profit educational institutions play in higher education. Over the past several years, we have pursued a transformation strategy aimed at reducing the complexity of operations, improving regulatory compliance and focusing our attention on our University Group institutions. The attributes, skills and experience that our Board members bring to the Company must support the Company’s strategies and actions necessary in dealing with these regulatory and economic uncertainties.

The discussion below describes the key experiences, qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. However, this summary is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies in “Items to be Voted On—Proposal 1: Election of Directors” below.

Educational Services and Related Legal and Regulatory Experience.    The Company offers a comprehensive array of educational programs and operates in a highly regulated environment. Directors with experience in education and its regulation bring vital experience in understanding regulatory oversight and how it affects academics and operations. They can assist the Board (a) in identifying trends that may impact the Company’s operations, services or business model, (b) in developing compliance models and (c) in delivering academic services.

Strategic Planning and Growth Initiatives.    The Company’s academic institutions offer a quality postsecondary education primarily online to a diverse student population, along with campus-based and blended learning programs. Our two regionally accredited universities—Colorado Technical University (“CTU”) and American InterContinental University (“AIU”)—provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Directors with experience in strategic planning help the Board to oversee the Company’s strategic planning process through identifying growth and other objectives; defining imperatives in compliance, service delivery and other areas; assessing the appropriate business models for our institutions; and analyzing other critical strategic issues for the Company.

Investment Management and Other Financial Expertise.    The Board’s strategic planning oversight extends to reviewing and providing input on the Company’s annual business plan and longer-term strategic plan. Those directors with experience in analyzing businesses and developing investment strategies from the investors’ perspective assist the Board in evaluating and establishing the Company’s business plans with the objective of creating value for stockholders.

Directors with experience in financial accounting and reporting, particularly for public companies, bring to the Board the financial expertise and financial literacy required to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, financial reporting and internal control practices of the Company.

Marketing.    The Company’s business model has historically been highly dependent on brand management and direct marketing, much in the manner that consumer companies market goods and services. Like other companies in the postsecondary education sector, the Company’s marketing programs are subject to extensive federal, state and local legislation, regulation and scrutiny. Directors with marketing expertise assist the Board in evaluating the Company’s marketing and brand management programs, in assessing alternative marketing approaches, in reviewing the impacts of regulatory requirements on our marketing efforts and approach, and applying similar considerations critical to the business models utilized to create organic growth of the Company.

Governance.    In discharging its duties, the Board is cognizant of its corporate governance responsibilities across numerous areas from its self-organization, director nomination process, executive compensation, stockholders and other matters. Directors who gain expertise in corporate governance trends from their other public company boards or other activities assist the Board in early identification of and decision-making on corporate governance matters.

Digital Business and Information Technology.    The Company delivers online education through its online programs and campuses and has implemented the use of sophisticated personalized learning technologies. The Company continues to invest in its methods for delivering online education, as it seeks to differentiate its institutions and brands through its information technology architecture. Directors with experience working with information technology-intensive businesses assist the Board in overseeing the Company’s information system initiatives, including the development of online programs, and understanding the strengths and risks related to the Company’s online programs and technology infrastructure.

Cyber Security.    In the course of its business, the Company collects and stores sensitive data, including proprietary information and personally identifiable information of our students, employees, and business partners in our data centers and on our networks. The continued occurrence of high-profile data breaches generally provides evidence of the serious threats to information security and, in this regard, the Company’s networks are vulnerable to unauthorized access and security threats. Directors with experience in cyber security assist the

Board in developing strategies and processes for protecting against and, in the event our networks become compromised, responding to and remediating information security breaches.

Board Skills Matrix.    The table below summarizes the specific qualifications, attributes and skills that led the Nominating and Governance Committee to the conclusion that the director nominees are qualified to serve as directors of the Company at this time. This summary, however, is not meant to be a complete description of all of the skills and attributes of the director nominees. Additional details on our individual director nominees are presented in their biographies; see “Items to be Voted On—Proposal 1: Election of Directors” below. An “X” indicates that the required expertise is a specific factor considered in nominating the individual to serve on the Board and, for incumbent Board members, is a specific area of focus or expertise on which the Board relies. Lack of an “X” does not mean that the director nominee does not possess the identified expertise.

Required Expertise	Board of Directors
	Dennis Chookaszian	Kenda Gonzales	Patrick Gross	William Hansen	Gregory Jackson	Thomas Lally	Todd Nelson	Leslie Thornton
Educational Services and Related Legal and Regulatory Experience		x		x	x	x	x	x
Strategic Planning and Growth Initiatives	x	x	x	x	x	x	x
Investment Management and Other Financial Expertise	x	x	x	x	x	x
Marketing	x		x
Governance	x		x	x		x		x
Digital Business and Information Technology	x		x
Cyber Security	x		x					x

Communications with the Board of Directors

Stockholders or other interested parties may communicate with the Board of Directors by sending a letter to the Board of Directors, c/o Corporate Secretary, Perdoceo Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. The Corporate Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed. From time to time, the Board of Directors may change the process by which stockholders may communicate with the Board or its members. Please refer to the Investor Relations section of our website, www.perdoceoed.com, under the caption “Corporate Governance” for any changes in this process.

DIRECTOR COMPENSATION

For 2019, each non-employee director other than the Chairman of the Board received an annual retainer of $75,000 and the non-employee Chairman of the Board received an annual retainer of $125,000, payable in quarterly installments. In addition, each non-employee director who serves as a Board Committee chairperson also receives an additional annual retainer of $15,000, payable in quarterly installments. An individual meeting fee of $1,500 is paid to the non-employee directors, including a non-employee Chairman of the Board with respect to meetings of the full Board, for each Board and Committee meeting commencing with the 18th such Board or 18th such Committee meeting in the 12-month period following the annual meeting of the Company’s stockholders. The final quarterly payment with respect to a calendar year is contingent on the director having attended at least 75% of the aggregate of the total number of Board meetings (held during the portion of the year for which such individual has been a director) plus the total number of meetings held by all Committees of the Board on which such person served (during the portion of the year that the person served on such Committee). In the event the director has not achieved such attendance level, the director will forfeit the entire amount of the final quarterly retainer payment. This forfeiture provision does not apply to (1) Board or Committee meeting fees payable when the Board or Committee holds 18 or more meetings during the calendar year, or (2) equity awards (described below).

All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors and Committee meetings and associated with Board or Committee responsibilities, including attendance at one director education program each year. We do not believe the reimbursement of expenses related to attendance at such director education programs to be perquisites as directors are expected to attend such programs, which are integrally and directly related to their service as directors.

In addition, under the director compensation program, each non-employee director received an annual grant of stock options under the 2016 Plan in August 2019 with a $75,000 target value at grant. The timing of the annual grant to the non-employee directors was delayed from the date of our 2019 Annual Meeting of Stockholders to August 2019 due to business matters impacting the available window for the awards as our guidelines for equity awards provide that awards should only be granted during open trading windows. New directors who join the Board during the year receive a pro rata equity award for their partial year of service. For the 2019-2020 director term, each non-employee director was granted options to purchase 5,994 shares of common stock at an exercise price equal to the closing price of the common stock on Nasdaq on the date of grant. The stock options granted to each non-employee director vest on September 14, 2020, subject to continued Board service through the 2020 Annual Meeting of Stockholders.

The Nominating and Governance Committee has the responsibility to review non-employee director compensation on a periodic basis and to recommend changes to the Board of Directors.

Todd Nelson, our President and Chief Executive Officer, is an employee director and therefore does not receive any additional compensation as a member of the Board. The compensation of Mr. Nelson as President and Chief Executive Officer for 2019 and prior periods is addressed under the headings “Compensation Discussion and Analysis” and “Compensation Tables.”

Each director is covered by our directors’ and officers’ insurance policy and also has an indemnification agreement providing indemnification and advancement of expenses to the fullest extent permitted by Delaware law.

The total compensation of our non-employee directors for the year ended December 31, 2019 is shown in the table below.

2019 Director Compensation

Name	Fees Earned in Cash	Option Awards(1)	Total
Dennis H. Chookaszian (2)	$75,000	$82,584	$157,584
Kenda B. Gonzales (3)	$90,000	$82,584	$172,584
Patrick W. Gross (4)	$80,027	$82,584	$162,611
William D. Hansen (5)	$84,973	$82,584	$167,557
Gregory L. Jackson (6)	$90,000	$82,584	$172,584
Thomas B. Lally (7)	$125,000	$82,584	$207,584
Leslie T. Thornton (8)	$90,000	$82,584	$172,584
Richard D. Wang (9)	$16,042	$-	$16,042

(1)

Amounts were calculated as the aggregate grant date fair value, excluding the effect of estimated forfeitures and utilizing the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718—Compensation—Stock Compensation (“FASB ASC 718”). See Note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for information regarding the assumptions used in the valuation of our equity awards.

(2)	As of December 31, 2019, Mr. Chookaszian held options to purchase 145,075 shares of Company common stock and 14,619 deferred stock units.

(3)	As of December 31, 2019, Ms. Gonzales held options to purchase 34,590 shares of Company common stock.

(4)	Chairperson of the Compensation Committee until May 2, 2019. As of December 31, 2019, Mr. Gross held options to purchase 145,075 shares of Company common stock and 14,619 deferred stock units.

(5)	Chairperson of the Compensation Committee effective May 2, 2019. As of December 31, 2019, Mr. Hansen held options to purchase 19,179 shares of Company common stock.

(6)	Chairperson of the Nominating and Governance Committee. As of December 31, 2019, Mr. Jackson held options to purchase 145,075 shares of Company common stock and 14,619 deferred stock units.

(7)	Chairman of the Board. As of December 31, 2019, Mr. Lally held options to purchase 129,075 shares of Company common stock and 14,619 deferred stock units.

(8)	Chairperson of the Compliance and Risk Committee. As of December 31, 2019, Ms. Thornton held options to purchase 145,075 shares of Company common stock and 14,619 deferred stock units.

(9)	Mr. Wang resigned from the Board of Directors on March 18, 2019. As of December 31, 2019, Mr. Wang held options to purchase 59,064 shares of Company common stock.

Stock Ownership Guidelines

The Board of Directors expects non-employee directors to be active participants in improving stockholder value by maintaining a predetermined level of ownership of Company common stock. Accordingly, the Company maintains stock ownership guidelines that apply to our executive officers and non-employee directors. Under the stock ownership guidelines, the non-employee director ownership target is set at five times the base cash annual retainer for non-employee directors (excluding any additional retainer amounts for Committee or Chairperson service). There is no specific period of time under the guidelines by which non-employee directors are required to achieve their ownership target; however, the Board expects each non-employee director to make continuous progress toward his or her ownership target and retain at least 75% of the “net shares” from equity awards received until such director’s ownership target has been achieved. As of the 2019 annual valuation under the stock ownership guidelines, all current non-employee directors were in compliance with the retention requirements and the majority has attained the applicable ownership guideline. See “Compensation Discussion and Analysis—VI. Corporate Governance Matters—Stock Ownership Guidelines” for further information regarding these stock ownership guidelines.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Set forth below is a table identifying our executive officers at March 30, 2020 and their biographies are provided below, except for Todd S. Nelson, our President and Chief Executive Officer, whose biography can be found in “Matters to be Voted On—Proposal 1: Election of Directors.”

Name	Age	Position
Jeffrey D. Ayers	59	Senior Vice President, General Counsel and Corporate Secretary

David C. Czeszewski	56	Senior Vice President and Chief Information Officer

Ashish R. Ghia	43	Senior Vice President and Chief Financial Officer

Andrew H. Hurst	57	Senior Vice President—Colorado Technical University

John R. Kline	57	Senior Vice President—American InterContinental University

Michele A. Peppers	44	Vice President—Accounting and Reporting

The Board of Directors elects our executive officers annually. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of Perdoceo.

Jeffrey D. Ayers has served as Senior Vice President, General Counsel and Corporate Secretary since joining the Company in December 2007. Mr. Ayers has extensive experience as a senior legal officer for public companies operating in complex regulatory and financial environments, with a focus on compliance and transactional matters. From 2005 until joining the Company, Mr. Ayers was the Senior Vice President, General Counsel and Corporate Secretary of NovaStar Financial, Inc., a NYSE-listed mortgage originator, servicer and securitizor, where he had responsibility for all legal, regulatory, compliance and corporate governance issues. From 2003 to 2005, Mr. Ayers was Vice President and Associate General Counsel with General Electric’s insurance subsidiary, where he managed and negotiated domestic and international transactions and corporate financings, and advised on securities law matters, among other responsibilities. From 1999 to 2002, Mr. Ayers was Senior Vice President, General Counsel and Corporate Secretary of Aquila Merchant Services, Inc., a NYSE-listed multinational risk merchant, commodity trader and energy infrastructure developer and manager. From 1996 to 1999, Mr. Ayers was managing partner of the London, England office of Husch Blackwell LLP. Mr. Ayers received a Bachelor of Science degree in computer science and mathematics from Graceland University and a law degree and Master of Business Administration from the University of Iowa.

David C. Czeszewski joined the Company in 2001 and currently serves as Senior Vice President and Chief Information Officer. Prior to being appointed Interim Chief Information Officer in 2013, Mr. Czeszewski served as Chief Technology Infrastructure Officer managing the enterprise technology infrastructure and service management functions. He previously served as Chief Information Officer for the Company’s then Online Education Group from 2005 to 2006. Mr. Czeszewski has also held roles such as Vice President of Strategic Development, overseeing Internet development with a special focus on admissions effectiveness, and Director of Project Office/Major Projects, overseeing the enterprise upgrade of a student administration system at each of the Company’s campuses, the centralization of a datacenter and the creation of a new wide-area network. Prior to joining the Company, Mr. Czeszewski was Vice President of Product Development for Commerx, Inc., a provider and operator of eBusiness networks enabling companies and their trading companies to optimize supply chains. He has worked in the technology field since 1986, serving in the consumer electronics, financial services, software product development, and postsecondary education industries. Mr. Czeszewski received a Bachelor of Arts degree in business and computer studies from Lake Forest College and a Master of Business Administration from Dominican University.

Ashish R. Ghia was appointed Senior Vice President and Chief Financial Officer effective March 1, 2018, after serving as Interim Chief Financial Officer since September 21, 2017. Mr. Ghia joined the Company in June 2008 and has served in various financial planning and analysis roles of increasing responsibility, including as Vice President Finance since February 2016 and Vice President Financial Planning & Analysis from October 2012 through January 2016. Mr. Ghia has also served as Assistant Treasurer of the Company since August 2016. Prior to joining the Company, he was a Business Finance Manager with Sears Holdings Corporation from 2006 to 2008, and also held associate positions with PricewaterhouseCoopers LLP and Ernst & Young. Mr. Ghia holds a Bachelor of Commerce degree in financial accounting and audit from the University of Mumbai and a Master of Business Administration from Georgia State University and is a certified public accountant.

Andrew H. Hurst joined the Company in April 2014 as President of Colorado Technical University, and also became the Company’s Senior Vice President—Colorado Technical University in October 2015. Prior to joining the Company, Mr. Hurst held various positions at Education Management Corporation (“EDMC”), where he most recently served as Vice Chancellor for Online and Strategic Operations for South University from March 2013 to March 2014, overseeing all online operational aspects of the university, including marketing and admissions, student retention, faculty recruitment, student affairs, new program development, academic technology, program portfolio and assessment, academic strategy as well as research and development. Prior to his Vice Chancellor position at South University, Mr. Hurst served from July 2011 to March 2013 as Vice President of Academic Operations for EDMC’s Online Higher Education division, supporting all of EDMC’s online programs offered by Argosy University, South University and the Art Institutes. In addition, he served as Chair of EDMC’s Education Innovation Council, leading the development and implementation of several key strategic initiatives, including EDMC’s “classroom of the future,” its mobile application platform and Argosy University’s competency-based program. Mr. Hurst first joined EDMC in 2004 as Vice President of Online for South University, responsible for implementation, development and growth of the university’s online programs. He later served in a similar role for Argosy University. Mr. Hurst began his higher education career in the early 1980s and held a variety of cross-functional leadership roles within his family’s educational business. His company developed and supported distance education programs for traditional not-for-profit universities, such as Saint Joseph’s College, Upper Iowa University and Indiana Institute of Technology, as well as founded Virginia College in 1983. Mr. Hurst received a Bachelor of Science degree from the McIntire School of Commerce at the University of Virginia.

John R. Kline joined the Company in October 2015 as Senior Vice President—American InterContinental University. Mr. Kline also serves as President of American InterContinental University. Prior to joining the Company, Mr. Kline served in executive leadership roles at several large education companies in the U.S. He served as Senior Vice President of Operations of Education Management Corporation from July 2011 to December 2013, where he also served as President of EDMC’s Online Higher Education Division from July 2009 to January 2013 and as Senior Vice President of Student Acquisition and Retention from April 2009 to July 2009. Prior to his service at EDMC, from October 2007 to April 2009 Mr. Kline was the Chief Executive Officer of Nelnet Enrollment Solutions, which provided solutions to higher education institutions in the area of marketing, recruiting and retention of high quality students. Prior to his service at Nelnet, Mr. Kline held several roles of increasing responsibility at the University of Phoenix and Apollo Group Inc. (now known as Apollo Education Group, Inc.) from 1996 to 2007, including serving as the Chief Administrative Officer from February 2006 to October 2007. Mr. Kline received a Bachelor of Science degree in accounting from Arizona State University.

Michele A. Peppers has served as the Company’s principal accounting officer since April 2015. Ms. Peppers has served in the Company’s finance department since 2004 in various roles of increasing responsibility. She has served in her current role of Vice President—Accounting and Reporting, since October 2014 and her prior positions with the Company have included Vice President and Assistant Controller from November 2012 to October 2014, Director of Financial Reporting from March 2009 to November 2012, as well as various other roles with increasing responsibility within the Accounting department since joining the Company in April 2004. Prior to joining the Company, she worked as an Accounting Manager for RJ Nelson

Enterprises, an owner/operator of restaurants. Ms. Peppers received a Bachelor of Science degree in accounting from the University of Illinois at Chicago and is a certified public accountant.

Compensation Discussion and Analysis

This compensation discussion and analysis describes how the Compensation Committee of our Board of Directors oversees the design and administration of executive compensation programs and how and why the Committee made its compensation decisions relating to 2019 compensation for executive officers, including the named executive officers. For 2019, our named executive officers were:

Name	Current Title	Tenure at Company
Todd S. Nelson	President and Chief Executive Officer	August 12, 2015—Present
Ashish R. Ghia	Senior Vice President and Chief Financial Officer	June 30, 2008—Present
Jeffrey D. Ayers	Senior Vice President, General Counsel and Corporate Secretary	December 31, 2007—Present
Andrew H. Hurst	Senior Vice President, Colorado Technical University	April 7, 2014—Present
John R. Kline	Senior Vice President, American InterContinental University	October 19, 2015—Present

This discussion is divided into the following sections:

I.	Executive Overview

II.	Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

III.	Competitive Positioning

IV.	2019 Compensation Decisions

V.	Other Compensation and Benefits

VI.	Corporate Governance Matters

VII.	Regulatory Considerations

I. Executive Overview

Business Environment

Perdoceo Education Corporation’s academic institutions offer a quality postsecondary education primarily online to a diverse student population, along with campus-based and blended learning programs. Our two regionally accredited universities — Colorado Technical University (“CTU”) and American InterContinental University (“AIU”) — provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities offer students industry relevant and career-focused degree programs that are designed to meet the educational needs of today’s busy adults. CTU and AIU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath® learning platform and using data analytics and technology to support students and enhance learning. Perdoceo is committed to providing quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

For-profit postsecondary education is a highly regulated industry, which has significant impacts on the Company’s business and creates risks and uncertainties. In recent years, the U.S. Congress, the Department of

Education, states, accrediting agencies, the Consumer Financial Protection Bureau, the Federal Trade Commission, state attorneys general and the media have scrutinized the industry. A group of influential U.S. senators, consumer advocacy groups and some media outlets have strongly and repeatedly encouraged the Departments of Education, Defense and Veterans Affairs to take action to limit or terminate the participation of for-profit educational institutions in existing tuition assistance programs. Both major political parties have conveyed significantly different views on how they would propose to reauthorize the Title IV federal student financial aid programs and the various conditions on program or institutional eligibility they would require. As a result, the outcome of the 2020 Presidential and Congressional elections is likely to significantly impact the outcome of future legislative and regulatory actions affecting our business. A loss of or material reduction in our Title IV program eligibility or the amount of student financial aid for which our students are eligible would materially impact our student enrollments and profitability.

In 2018 we completed the multi-year process begun in 2015 of closing all our remaining career school campuses through a gradual teach-out process as part of a transformation strategy aimed at reducing the complexity of operations and focusing our attention on our primarily online university institutions. Students enrolled at these teach-out campuses were afforded the reasonable opportunity to complete their program of study prior to the final teach-out date. As a campus teach-out progresses, operating losses increase through the end of the teach-out because the operating expenses necessary to support and serve our students at the campus exceed the revenue from these students as they continue to graduate.

With our transformation strategy complete, 2019 results were positive with revenue, operating income and cash flow from operations all showing improvement from 2018. These positive results reflect enrollment growth within both CTU and AIU as well as operating and cost efficiencies realized across our student support functions. Some business highlights from 2019 include:

•	Revenue for the year ended December 31, 2019 increased $46.4 million or 8.0% as compared to the prior year, driven by revenue growth at both universities.

•	We reported 2019 operating income of $86.5 million as compared to operating income of $71.3 million for the prior year, an improvement of 21.3%.

•

Enrollments at both universities continued to experience growth in 2019, primarily driven we believe by the investments we have made over the past two years in student-serving processes, technology and data analytics along with increased efficiencies achieved in our student inquiry and application processes.

•	Improving retention trends contributed to total student enrollment growth within both universities.

•	As of December 31, 2019 and December 31, 2018, cash, cash equivalents, restricted cash and available-for-sale short-term investments totaled $294.2 million and $229.2 million, respectively.

Both CTU and AIU continue to execute well against our objective of sustainable and responsible growth, providing reaffirmation around our overall strategy of prioritizing student-serving processes and initiatives while giving us the financial and operating confidence to continue investing in our universities. In addition to prudently investing in organic growth projects at our universities, our balanced capital allocation strategy focuses on maintaining a strong balance sheet and adequate liquidity while evaluating diverse strategies to enhance shareholder value. In 2019 we implemented several actions designed to enhance shareholder value. First, on March 8, 2019, the Company entered into an agreement to acquire substantially all of the assets of Trident University International (“Trident”). Trident is a regionally accredited university offering online undergraduate, master’s and doctoral programs with a strong focus on graduate programs. This acquisition closed on March 2, 2020, and the final cash consideration, including post-closing purchase price and working capital adjustments, is expected to be $44-45 million, plus reimbursement of certain employee related expenses of the seller. Second, on

November 4, 2019, the Board of Directors of the Company approved a stock repurchase program, which authorizes the Company to repurchase up to $50.0 million of our common stock from time to time depending on market conditions and other considerations. The program expires on December 31, 2021. Our goal is to deploy resources in a way that drives long-term shareholder value while supporting and enhancing the academic value of our institutions.

2019 Compensation Highlights

The above business environment provides context for these 2019 compensation highlights:

•	We increased the base salary for our Chief Financial Officer by 6.7%.

•	Our annual incentive plan (AIP) paid out at 200% of target award opportunities for our named executive officers.

•	Our long-term performance units that were granted in 2017 were earned at 200% of target opportunity based on our relative total shareholder return performance.

•

The 2018 Ownership Equity Award (OEA) two-year adjusted EBITDA performance goal was reduced by 5% taking into consideration current operational expectations and in order to continue to motivate and retain our talent; the revised goal continues to be a rigorous goal as evidenced by the Company’s determination as of the modification date that the probable outcome was that the revised performance goal would not be achieved; the other performance measures remain unchanged.

Compensation Philosophy and Pay for Performance Objective

The Company’s philosophy is that compensation should reflect the Company’s and the individual’s performance, be well aligned with the interests of stockholders, and that upside and downside compensation potential should exist based on the Company’s performance against pre-defined objectives. Accordingly, the Committee has designed the executive compensation program to achieve five principal objectives:

•	To attract and retain talented executives by providing compensation competitive with that of other executives of similarly sized companies with similar complexity.

•	To reward executives for strong financial and operational performance by linking compensation to actual business results.

•	To differentiate and reward individual performance in the context of Company performance.

•	To align executives with the long-term interests of stockholders by providing a portion of total compensation in the form of stock-based incentives and by setting target levels of stock ownership.

•	To encourage long-term commitment to the Company.

Pay Mix. Excellent performance by our named executive officers is essential to achieving our strategic goals and increasing stockholder value. Our compensation programs are therefore structured so that a significant portion of executive pay is at risk. At risk pay is directly linked to our progress against our goals, the value we bring to our stockholders or our performance in relation to the performance of our peers.

2019 Compensation Component	Base Salary	Annual Incentive (AIP)	Long-Term Incentive

Type	Cash	Cash	Performance-Based Restricted Stock Units – 70%	Restricted Stock Units – 30%
Performance Link and/or Key Feature	Fixed, based on peer companies and third-party survey data	80% based on company- wide adjusted EBITDA financial performance measure, 20% based on individual performance, with a 200% payout cap

Performance-based restricted stock units settled in stock that cliff vest after three years only if a two-year defined adjusted EBITDA performance measure is achieved; further, the level of vesting will be 50% or 100% depending on whether adjusted EBITDA performance for the third year satisfies a minimum threshold level of performance which was established to reduce the level of vesting in the event of a fundamental decline in Company performance in the third year

Value depends on future stock price
	Provides a competitive level of fixed compensation needed to attract and retain talented executives; designed to provide a level of financial security	Aligns executives in achieving short-term business objectives through Company financial performance results and individual performance goals	Aligns executives interests with long-term interests of our stockholders and to build an ownership culture through supporting organizational objectives and goals.	Provides for leadership continuity and encourages long-term commitment to the Company

The following charts show the target total direct compensation mix for our CEO and the other named executive officers. Actual amounts earned may differ from targeted amounts based on both Company and individual performance. The total direct compensation mix is generally consistent with competitive median practice. The competitive median represents the average of the comparison group data. See Section III for information about our comparison group.

Total Direct Compensation Mix – 2019 Target

The long-term incentive mix for our CEO and other named executive officers continues to be more performance oriented than the competitive median as illustrated by the following chart.

Compensation Best Practices

The Company’s compensation programs further align with the interests of our stockholders through the following actions and policies:

Double trigger change-in-control provisions for both cash and equity awards.	No excessive change in control severance.

Stock options are priced at date of grant.	No reload, re-pricing or options issued at discount. Options issued will not be re-priced, replaced or migrated through cancellation or by lowering the option price of a previously granted award.

Required minimum vesting periods for all awards payable in shares with limited exceptions.	No liberal share recycling on appreciation or full-value awards.

Stock ownership guidelines, which include retention ratios for all executive officers and directors.	No tax gross-ups, except in the case of tax reimbursement related to certain relocation expenses.

Ability to claw back certain annual and long-term performance-based incentive compensation from executive officers.	Limited benefits or perquisites for executive officers.

Compensation Committee uses an outside independent compensation consulting firm who does not consult on any other matters for the Company.	No hedging or pledging of Company stock by executive officers or directors.

Annual review of peer group market data by the Compensation Committee when making executive compensation decisions.

II. Setting Executive Compensation Consistent with the Company’s Compensation Philosophy

The Committee, with the assistance of Frederic W. Cook & Co., Inc. (“FW Cook”), its independent compensation consultant, annually reviews each component of compensation, including base salary, annual cash incentives and long-term incentives for each executive officer (including the named executive officers), considering the appropriate internal and external benchmarks. As part of its decision-making process, the Committee:

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Reviews data from market surveys and publicly available information to assess competitiveness with a goal of ensuring that its compensation actions are appropriate, reasonable and consistent with its philosophy.

•	Targets total compensation to within a competitive range of the Company’s comparison group and third-party survey data.

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Ensures that equity compensation comprises a significant portion of total compensation for the executive officers consistent with the Committee’s philosophy of aligning executives’ and stockholders’ interests and to promote retention.

•	Considers the skills, experience and other factors that may impact the competitiveness of compensation for a given executive officer.

•	Considers each executive officer’s contributions to, and overall impact on, the Company’s business objectives and results.

For the President and Chief Executive Officer, the Committee determines compensation and presents its assessment and determination to the Board for ratification. For the other executive officers, including the named executive officers, the Committee considers the recommendations of the President and Chief Executive Officer in making compensation decisions.

III. Competitive Positioning

For 2019, compensation determinations were made primarily against a comparison group of 17 publicly traded companies in private sector higher education services, other diversified consumer services, professional services and internet software and services as selected by FW Cook based on input from management and the Committee and as approved by the Committee. The comparison group selection criteria focus on companies that have similar business characteristics, including similar in terms of sourcing students, similar in terms of student acquisition and retention, online marketing and technology-enabled service business models. The selection criteria also focus on company size, generally utilizing companies with annual revenues between $120 million and $3.0 billion (approximately 1/5 to 5x the Company’s latest four quarters of revenue) that are within a reasonable size range in various measures, such as revenue, total assets, total equity and total employees. The companies in the 2018 comparison group used to assist with setting 2019 target compensation include those listed below:

17-Company Comparison Group
2U, Inc.	Cambium Learning Group, Inc.	K12, Inc.	Universal Technical Institute, Inc.
Adtalem Global Education Inc.	Graham Holdings Company	Kforce Inc.	Weight Watchers International, Inc.
American Public Education, Inc.	Grand Canyon Education, Inc.	Lincoln Educational Services Corporation
Bridgepoint Education, Inc. (now known as Zovio Inc)	Houghton Mifflin Harcourt	National American University Holdings, Inc.
Bright Horizons Family Solutions, Inc.	Huron Consulting Group, Inc.	Strayer Education, Inc. (now known as Strategic Education, Inc.)

The 2018 comparison group reflects continued discussions regarding the makeup of the comparison peer group to maintain a robust market median size-adjusted competitive benchmark for our executive officers. In establishing the 2018 comparison group, the Committee agreed to remove 2017 comparison group members Advisory Board, Apollo Education and Capella Education due to acquisitions by other companies. The Committee added three firms to the comparison group. Bright Horizons Family Solutions provides early education and child care, with additional advisory services available to employers, Houghton Mifflin Harcourt is primarily a publisher of educational material covering pre-K through grade 12 as well as some adult learners and Huron Consulting Group is a professional services firm that offers advisory services to various industries, including higher education. The Company ranked near the median range of the comparison companies, on average, in terms of company size. This competitive ranking indicates that the comparison group is a reasonable competitive benchmark and that the median range is an appropriate and fair range to target total direct compensation opportunities for the Company’s officers, with actual pay delivered dependent on Company and individual performance.

Given the strong correlation between revenue and executive pay, FW Cook size-adjusts the competitive market by using the median pay of the comparison group, where Perdoceo is positioned near the median of the group in terms of company size, blended with median third-party survey data, regressed based on Perdoceo’s corporate and segment revenue scopes. The third-party survey data used is from the 2018 Aon Hewitt Total Compensation Measurement Survey and the 2018 Willis Towers Watson Executive Compensation Database. The surveys include over 500 organizations ranging in size from approximately $5 million to $500 billion in revenue. Data selected from these surveys is scoped based on Company revenue.

The median comparison group data, if meaningful for a particular executive officer, and the size-adjusted third-party survey data is used to set a targeted range for our pay elements, which is referred to as the market median range. These targeted ranges are within 10% of median for base salaries, 15% of median for annual cash incentive targets, and 20% of median for both long-term incentive targets and for target total direct compensation. In making compensation decisions, the Committee reviews these targeted ranges; however, individual executive officers’ target total direct compensation, or elements thereof, may vary above or below the market median range due to an executive’s skills, experience in current role, tenure with the Company and individual performance.

Based on the 2018 comparison group and third-party survey data described above, target total direct compensation for 2019 for our named executive officers was positioned within the market median range, on average, except for the CEO whose 2019 target total direct compensation was positioned above the high end of the market median range. The Committee’s determinations regarding 2019 CEO target total direct compensation were based on recognizing and retaining Mr. Nelson for his strong contributions, performance, and leadership of the organization. FW Cook reported that the average mix of base salary, annual cash incentive and annual long-term incentive opportunity for our executive officers, including the CEO, was generally representative of competitive practices. The Company’s practice of using a portfolio of grant types is consistent with majority comparison company practice.

In looking ahead, the Committee reviewed the peer group of comparison companies that would be used to assist with setting 2020 target compensation. The Committee discussed what actions should be taken relative to the makeup of the comparison peer group given the evolving education industry landscape. The Committee agreed to remove Cambium Learning Group and National American University Holdings, Inc. due to an acquisition and a market delisting, respectively. The Committee agreed to add Chegg, Inc. which is an education services company; Cornerstone on Demand which provides human capital management and learning products; and Heidrick & Struggles and Resources Connection, which are professional services firms offering advisory services to various industries including higher education. After these changes, the Company is positioned closer to the median of the comparison companies in various measures of company size.

IV. 2019 Compensation Decisions

The Committee’s decisions relative to 2019 compensation were focused not only on aligning pay for performance but also on continuing to create a culture of ownership and encouraging the retention of talent.

Each section below provides details on the decisions the Committee made with respect to the various components of named executive officer compensation for 2019 and the rationale for those decisions.

Base Salary

The Committee reviews base salaries annually in the first calendar quarter and determines if changes are needed based on the executive’s competitive position versus executives in similar positions and with similar responsibilities as the organizations in the Company’s comparison group. The Committee believes that this approach to setting base salaries furthers its primary objectives of attracting, retaining and equitably rewarding our executives, providing pay commensurate with responsibilities, experience and areas of expertise.

The table below summarizes the Committee’s decisions with respect to 2019 base salaries for the named executive officers.

Named Executive Officer	2018 Base Salary (000’s)	2019 Base Salary (000’s)	Increase Percent	Commentary
Todd S. Nelson	$770.0	$770.0	0%
Ashish R. Ghia	$350.0 $375.0	$400.0	6.7%	Mr. Ghia received an increase in base salary effective August 5, 2019 based on his overall strong performance and contribution as well as Company performance since he was appointed in March 2018.
Jeffrey D. Ayers	$380.0	$380.0	0%
Andrew H. Hurst	$378.0	$378.0	0%
John R. Kline	$363.0	$363.0	0%

Annual Incentive Award Program

The Committee uses an annual performance-based incentive award payable in cash to align the compensation of senior management with the Company’s short-term business objectives and financial performance. Target award size for each named executive officer is reviewed for competitiveness versus executives in similar positions and with similar responsibilities as the organizations in the Company’s comparison group. Employees subject to the Department of Education’s incentive compensation regulations are not eligible to participate in this program. Based on their strategic and policy-making responsibilities, none of the Company’s named executive officers are subject to these regulations.

Target Awards.    The Committee reviews the annual incentive target value (expressed as a percent of base salary) established for our executive officers in connection with its annual compensation review in the first quarter of each calendar year. The annual incentive target value established for each of the named executive officers, as well as the 2019 AIP payout opportunity for achievement of the 2019 target operating plan performance, is set forth in the chart below. Actual 2019 AIP payouts are discussed below under the heading “2019 Performance Results and Actual Payouts.”

Named Executive Officer	2018 AIP Target Value as a Percent of Base Salary	2019 AIP Target Value as a Percent of Base Salary	2019 AIP Target $ Value (000’s)
Todd S. Nelson	125%	125%	$962.5
Ashish R. Ghia	75%	75%	$288.9
Jeffrey D. Ayers	65%	65%	$247.0
Andrew H. Hurst	65%	65%	$245.7
John R. Kline	65%	65%	$236.0

Performance Measures and Payout Scales.    The 2019 AIP maintains a single financial performance measure, which is based on adjusted EBITDA, weighted at 80%, and an individual goals performance component, weighted at 20%, for the most senior level participants.

Financial Performance—Adjusted EBITDA (80% Weighting):

The financial performance component is based solely on a company-wide adjusted EBITDA performance measure. The Company determined that an adjusted EBITDA performance measure was a good indicator of the Company’s operating performance and focused participants on key drivers of the organization’s future direction and financial achievement. Participants are able to understand the impact they have on operating performance, which impacts their AIP payout. The performance target was set based on our operating plan. Our operating plan, and the AIP performance target, is the result of an extensive process which takes into consideration factors such as the industry and competitor environment, the regulatory landscape and the Company’s current operating margins and momentum in key operating metrics. The operating plan is designed to support the long-term success of the Company and our objective of sustainable and responsible growth. It therefore contemplates investments in our universities and is designed to be realistic yet challenging.

Individual Goals (20% Weighting):

The individual goals performance component consisted of individual performance goals related to the key strategic objectives for the applicable function/education group and were based on the individual’s job responsibilities. Goals were developed for each participant in partnership with the participant’s manager, which is the Compensation Committee for the President and Chief Executive Officer, and is generally the President and Chief Executive Officer for the other named executive officers. The individual performance goals for our named executive officers are often qualitative goals which enhance focus on important strategic, departmental or corporate culture initiatives. Although these goals require a subjective performance determination, they are used to address a broader range of topics than those that can be quantitatively measured, and they help balance the quantitative financial performance goals applicable to the Company’s performance-based long-term incentive awards and the remaining 80% portion of the annual cash incentive. The payout opportunity for the individual goals performance component also varies based on the level of achievement of the adjusted EBITDA performance measure to further support the achievement of the Company’s business objectives.

Payout for performance above and below target is clearly defined. The following chart contains more information about the payout scale for the 2019 AIP.

Actual 2019 Performance Above/Below Targeted AIP EBITDA	Resulting Payout as Percent of Target Value
	Financial Performance Component	Individual Goals Performance Component
More than 13.0 million below target	0%	0%
$13.0 million below target	20%	20%
$7.0 million below target	50%	50%
TARGET ($115.9 Million)	100%	100%
$7.1 million above target	135%	135%
$13.6 million above target	170%	170%
$20.1 million above target	200%	200%

General Calculation Methodology.    The annual cash incentive payable to any eligible participant is calculated generally by multiplying (1) eligible earnings by (2) the specified target award percent of the individual’s eligible earnings, by (3) the extent to which the applicable performance measures were met (i.e., the payout percent based on the pre-established payout scale), with the level of achievement of the adjusted EBITDA performance component also impacting the individual performance factor based on achievement of individual goals. In no event, however, may the annual cash incentive payable to any eligible participant exceed 200% of the participant’s target value.

Eligible earnings are based on base salary and exclude other payments made during the performance period such as allowances, incentive payments, bonuses, equity grants, reimbursements and similar items.

2019 Performance Results and Actual Payouts.    In the first quarter of 2020, the Committee reviewed and certified the Company’s operating results and performance against the established adjusted EBITDA performance measure target and determined payments for each performance component as set forth in the chart below. Execution and operational improvement in 2019 resulted in a year in which we generally exceeded our operational and financial targets. The positive 2019 results reflect enrollment growth at both of the Company’s universities as well as operating and cost efficiencies realized across student support functions. The amount reported below for 2019 actual adjusted EBITDA performance varies from reported financial results due to plan design.

Performance Measure	Targeted AIP EBITDA	2019 Actual	AIP Payout Percent
Adjusted EBITDA (as calculated for AIP)*	$115.9 million	$146.3 million	200%

*

Adjusted EBITDA for purposes of the 2019 AIP (“AIP EBITDA”) is defined as the consolidated earnings including both continuing and discontinued operations, determined before (a) interest, taxes, depreciation, amortization, asset impairments and non-operating miscellaneous income (expense), (b) occupancy expenses, net of any adjustments or sublease income, for campuses which have completed their teach-out activities prior to 2019, (c) legal settlements and any expenses in connection with or as a result of a legal settlement or other resolution of a legal, regulatory or governmental matter, and (d) the difference between actual legal fees and the estimated amounts used in determining Targeted AIP EBITDA; including such adjustment, if any, as may be made by the Committee. Further, actual AIP EBITDA is determined assuming target payments pursuant to the 2019 AIP.

Named Executive Officer	2019 AIP Target $ Value (000’s)	Financial Performance 80% Weighting Payout Percent	Individual Performance 20% Weighting Payout Percent*	2019 AIP Payout (000’s)	Individual Performance Goals and Objectives
Todd S. Nelson	$962.5	200%	100%	$1,925.0	• Successful development and ongoing execution of the Company’s 3-5 year strategic plan. • Detailed succession plan for senior management.
Ashish R. Ghia	$288.9	200%	100%	$577.8

•  Assist CEO with development and execution of the Company’s long-term strategic plan.

•  Support a culture of data and analytics to optimize resource allocation and enhance shareholder value.

•  Promote a culture of coaching and leadership accountability.

•  Lead the corporate accounting and finance departments to operate in a compliant and ethical manner.

Jeffrey D. Ayers	$247.0	200%	100%	$494.0

•  Successfully manage and resolve legal contingencies.

•  Support the Trident acquisition and integration.

•  Provide strong partnership on legal and regulatory matters to AIU and CTU.

•  Promote a culture of coaching and leadership accountability.

Andrew H. Hurst	$245.7	200%	100%	$491.4

•  Support student learning and satisfaction as well as CTU’s academic team, encouraging industry participation.

•  Foster the continued growth of CTU.

•  Promote the continued review, updating, execution and awareness of CTU’s strategic plan.

•  Promote a culture of coaching and leadership accountability.

•  Lead the CTU team to operate in a compliant and ethical manner.

John R. Kline	$236.0	200%	100%	$471.9

•  Maintain an environment that supports student success.

•  Foster the continued growth of AIU.

•  Continuously evaluate marketing and branding strategies to promote cost efficiencies.

•  Promote a culture of coaching and leadership accountability.

•  Lead the AIU team to operate in a compliant and ethical manner.

*

When calculating the 20% portion of the AIP payout relating to the individual goals performance component, the individual performance payout percent is a factor applied after the financial performance payout percent subject to a 200% payout cap and is based on the named executive officer’s performance against their individual performance goals for 2019. The Compensation Committee determined that each of the named executive officers achieved their individual objectives and therefore each has a 100% individual performance payout percentage applied.

Long-Term Incentive Compensation Awards

The Committee uses long-term incentive awards to align executives’ interests with the long-term interests of our stockholders and to build an ownership culture among our senior management, including the named executive officers, based on its belief that stock ownership encourages senior management to achieve long-term Company business objectives.

The Committee generally grants long-term incentive awards annually to eligible employees, including our named executive officers, during the first quarter of each calendar year. New hire grants for executive officers and other leadership roles may be made in connection with offers of employment.

The 2016 Plan permits the grant of stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares, performance units and other awards, as did the 2008 Plan pursuant to which awards were made through May 23, 2016. The Company’s 2016 Plan requires a minimum vesting period of one year for all awards payable in shares, subject to certain exceptions. No dividend equivalents accrue or are paid on stock options and, because the Board has neither declared nor paid dividends, no dividends have been paid on or accrued for restricted stock or unit awards.

The Committee’s guidelines for equity awards specify procedures and timing of granting equity awards relative to publicly available information about the Company, establish the exercise price of stock option awards at the grant date closing price of our common stock as reported on Nasdaq, and, by delegation of authority, allow our President and Chief Executive Officer to make stock grants to new and existing employees (except those who are executive officers under Section 16 of the Exchange Act).

2019 Annual Awards.    In August 2019, the Committee awarded annual long-term incentive awards to our named executive officers and other eligible employees under the 2016 Plan. The awards to the named executive officers were made in accordance with a target value split between time-based restricted stock units settled in stock weighted 30%, and performance-based restricted stock units settled in stock weighted 70%.

The design principles are intended to balance the interests of all key stakeholders as well as to support organizational objectives and goals. In 2019, a review of the long-term incentive equity mix was undertaken with the objective of ensuring the equity mix is continuing to reward and motivate eligible leaders while balancing the interests of shareholders. As a result of that review, it was determined that there should be less of a focus on stock options and more of a focus on performance based awards as the use of stock options as a vehicle has declined in prevalence and stock options may not be viewed as performance-based by some external parties. For the 2019 equity awards for named executive officers, the equity mix was changed to eliminate stock options and increase the weighting of performance-based awards for the named executive officers as follows:

Vehicle	2018 Equity Mix	2019 Equity Mix

Performance-based RSUs	50%	70%

Time-based RSUs	20%	30%

Stock Options	30%	0%

This alternative equity mix is supported by peer data, aligns with the objective to maintain an award structure that balances the interests of all stakeholders, and balances retention and motivation of leaders with performance-based compensation. The timing of the annual long-term incentive awards was delayed to August in 2019 due to business matters impacting the available window for the awards as our guidelines for equity awards provide that awards should only be granted during open trading windows.

In setting the target dollar value of these annual awards, the Committee considered long-term award data provided by FW Cook, the Committee’s philosophy of providing a competitive pay package as compared to our comparison group, the FASB ASC 718 expense to the Company of the awards, the grant date fair value of the awards, and other matters discussed in Section VII below. The Committee’s goal continues to be to balance stockholder interests with the need to retain and attract leadership talent and ensure continuity of Company leadership in order to support the Company’s objective of sustainable and responsible growth.

The following table summarizes the annual long-term incentive awards to our named executive officers in 2019.

Named Executive Officer	2018 LTI Target Value as a Percent of Base Salary	2019 Target Value as a Percent of Base Salary	2019 LTI $ Target Value (000’s)	2019 Time- Based Restricted Stock Unit Grants (# of RSUs)	2019 Performance- Based Restricted Stock Unit Grants (# of RSUs)
Todd S. Nelson	327%	327%	$2,517.5	39,132	91,308
Ashish R. Ghia	125%	125%	$468.8	7,288	17,002
Jeffrey D. Ayers	125%	125%	$475.0	7,384	17,228
Andrew H. Hurst	125%	125%	$472.5	7,344	17,138
John R. Kline	125%	125%	$453.8	7,052	16,458

The annual 2019 time-based restricted stock units granted to the named executive officers are settled in stock and vest in four equal annual installments provided that the award recipient remains our employee on the date of vesting. The number of restricted stock units awarded is generally derived first by multiplying the grantee’s base salary by the LTI target value percentage from the table above times the 30% weight noted above to determine the target grant value. This value is then divided by the 30-trading day average closing stock price as of one calendar week prior to the relevant grant date to determine the number of restricted stock units. The number of restricted stock units was further adjusted so that fractional units are not vested.

Consistent with investors’ desire for significant performance-based compensation, the Committee changed the award structure in 2019 with 70% of the target dollar value of annual long-term incentive awards being subject to a performance condition utilizing performance-based restricted stock units settled in stock that are subject to defined adjusted EBITDA performance goals over a three-year period. The performance-based restricted stock units cliff vest after three years only if a two-year defined adjusted EBITDA performance measure is achieved; further, the level of vesting will be 50% or 100% depending on whether adjusted EBITDA performance for the third year satisfies a minimum threshold level of performance which was established to reduce the level of vesting in the event of a fundamental decline in Company performance in the third year. In 2018, the Committee determined to eliminate the cash-based performance units that used a relative TSR performance measure due to the reduction in the number of publicly traded education industry peers. An adjusted EBITDA performance measure provides an alternative to TSR that is a good indicator of the Company’s operating performance and focuses participants on key drivers of the organization’s future direction and financial achievement, which is intended to balance the desire of stockholders for performance-based compensation while providing motivation to participants. The Committee determined to use an adjusted EBITDA performance measure for the annual performance-based restricted stock unit awards in addition to the AIP for these reasons and because of the difficulty in establishing alternative multi-year performance measures given industry conditions. The two-year adjusted EBITDA performance goal is designed to be realistic yet a bit more challenging than the annual AIP performance goal, due to both the additional uncertainty of the longer performance period and the continued growth expectation reflected in the multi-year performance measure. The use of stock-settled restricted stock units instead of a cash-based performance unit award furthers the Company’s objective of continuing to build an ownership culture. The number of performance-based restricted stock units awarded is derived in the same manner as described in the preceding paragraph for time-based restricted stock units, but reflecting the 70% weight noted above for performance-based restricted stock units.

The 2019 long-term incentive awards to named executive officers generally included one or two-year, post-termination restrictive covenants covering non-solicitation, non-disclosure and non-competition.

Additional 2019 Awards to Certain Named Executive Officers.    At the time of making the annual long-term incentive awards in August 2019, the Committee determined to make an additional award of 4,000 restricted stock units each to Messrs. Ayers and Ghia along with an additional award of 3,000 restricted stock units to each of Messrs. Hurst and Kline. The additional awards were made in recognition of their contributions and efforts related to the development and implementation of the operational aspects for the settlements with the U.S. Federal Trade Commission (Messrs. Ayers and Ghia) and the state attorneys general (Messrs. Hurst and Kline). The terms of these additional restricted stock unit awards are consistent with the terms of the time-based restricted stock units awarded as part of the regular annual 2019 long-term incentive awards.

Outstanding Performance-Based Awards

Performance Units. Performance units were granted in March 2017. These cash-based performance units vest at the end of the respective three-year performance period based on the Company’s TSR relative to an established peer group.

The 2017 performance units contain the payout scale set forth in the table below.

Performance Percentile	Award Payout Percentage
75 or higher	200%
70	180%
60	140%
50	100%
40	80%
30	60%
25	50%
Lower than 25	0%

To the extent the performance percentile is in between the percentiles listed in the table above, the applicable award payout percentage will be interpolated. For example, if the performance percentile is 55, then the award payout percentage would be 120%. Notwithstanding the foregoing table, if the Company’s TSR is less than zero, then the award payout percentage will be determined pursuant to the table set forth above, but in such case, the award payout percentage shall not exceed 100%.

The following companies are included in the 2017 performance unit company peer group: American Public Education, Inc., Bridgepoint Education, Inc. (now known as Zovio Inc), Capella Education Company, Inc., DeVry, Inc. (now known as Adtalem Global Education Inc.), Graham Holdings Company, Grand Canyon Education Inc., K-12 Inc., Lincoln Education Services Corporation, National American University Holdings Inc., Strayer Education Inc. (now known as Strategic Education, Inc.) and Universal Technical Institute Inc. The performance unit peer group was established to include publicly traded education industry peers, and is different from the comparison group used for compensation determinations because the compensation comparison group is designed to include companies from a broader spectrum of industries from which we may draw talent or which may recruit talent from the Company. In 2018, the Company replaced the performance unit awards with performance-based restricted stock units. The change was based on the evolving industry landscape, which has resulted in fewer publicly traded education industry peers.

The 2017 performance units vested on December 31, 2019. The relative TSR for the 2017 performance units grant was calculated using the peer companies referenced above with the following items to note: National American University Holdings Inc. was included through their last available trade price and date, and Capella Education Group was removed from the calculation due to their delisting from a national securities exchange following their merger with Strayer Education Inc. For the three-year period ended December 31, 2019, Perdoceo’s TSR is approximately 86% and its performance percentile when compared to the peer companies is 80%, which results in a 200% payout. The payout amounts to named executive officers for the 2017 performance units are set forth in the table below.

Named Executive Officer	2017 Performance Unit Grant ($ Target Value of Cash Award 000’s)	2017 Performance Unit Payout (000’s)
Todd S. Nelson	$1,000.0	$2,000.0
Ashish R. Ghia	$78.6	$157.2
Jeffrey D. Ayers	$237.5	$475.0
Andrew H. Hurst	$225.0	$450.0
John R. Kline	$212.5	$425.0

2018 Ownership Equity Awards. On December 14, 2018, the Committee granted performance-based restricted stock units to approximately 60 senior level employees, including the executive officers of the Company. These awards, referred to as Ownership Equity Awards (OEA), are designed to continue to foster an ownership culture at the Company while focusing on achieving the Company’s financial goals, delivering on its strategic objective to support student retention and academic outcomes and retaining talent to increase long-term stockholder value. The Committee determined that this was an appropriate time to make these awards to drive continued progress on the Company’s objective of sustainable and responsible growth given that the Company completed the teach-out of all of the campuses in its former All Other Campuses segment by the end of 2018.

The Committee approved management’s recommendations for the award amounts, which varied based on the relevant employee’s opportunity to impact the business, except that the Committee determined Mr. Nelson’s award. Awards to the Company’s named executive officers were as follows:

Named Executive Officer	2018 OEA Performance-Based Restricted Stock Unit Grant
	$ Target Value (000’s)	# of RSUs
Todd S. Nelson	$2,150.0	161,292
Ashish R. Ghia	$1,325.0	99,400
Jeffrey D. Ayers	$1,100.0	82,521
Andrew H. Hurst	$1,100.0	82,521
John R. Kline	$1,100.0	82,521

Each 2018 OEA restricted stock unit constitutes a right to receive one share of the Company’s common stock on December 14, 2021 depending on achievement of the performance conditions and subject to continued employment on that date. The 2018 OEA grants (other than those made to Messrs. Nelson and Ghia) are eligible to vest 85% subject to the achievement of a rigorous two-year adjusted EBITDA performance goal for 2019-20, and 15% subject to the achievement of a new student retention performance measure which requires improved new student retention at both of the Company’s universities in 2020 as compared to 2018. The rigorous nature of the two-year adjusted EBITDA performance goal for 2019-20 is evidenced by the Company’s determination under FASB ASC 718 that as of the grant date the probable outcome was that the performance goal would not be achieved. This performance goal was established to be significantly more challenging than the annual long-term incentive award performance goal to provide maximum motivation to participants as the Company finalized the teach-outs and moves forward with our focus solely on our university institutions. This performance goal was also designed to be significantly more challenging than the performance goals applicable to the 2016 OEA awards discussed below. Actual results will depend on the Company’s future adjusted EBITDA performance. In addition, vesting of both performance components will depend on achievement of a minimum threshold level of adjusted EBITDA performance for the nine months ending September 30, 2021.

The 2018 OEA grants to Messrs. Nelson and Ghia are the same as those made to other participants, except that the awards to Messrs. Nelson and Ghia are eligible to vest 70% subject to the rigorous two-year adjusted EBITDA performance goal for 2019-20 (rather than the 85% weighting for other participants), 15% subject to the achievement of the new student retention performance measure (the same weighting as for other participants),and 15% based upon whether the 75-day average closing price of the Company’s common stock achieves certain rigorous thresholds during the term of the award (a performance condition applicable only to Messrs. Nelson and Ghia).

On August 6, 2019, the Committee approved a revised two-year adjusted EBITDA performance goal for 2019-20 for the 2018 OEA grants. The Committee determined to lower the adjusted EBITDA performance goal by 5% taking into consideration current operational expectations and in order to continue to motivate and retain the eligible employees who received the 2018 OEA grants. The revised performance goal continues to be a rigorous goal as evidenced by the Company’s determination under FASB ASC 718 that as of the modification date the probable outcome was that the revised performance goal would not be achieved. The new student retention performance measure and minimum threshold level of adjusted EBITDA performance applicable for the nine months ended September 30, 2021 remain unchanged, as does the market-based performance goal applicable to 15% of the 2018 OEA grants to Messrs. Nelson and Ghia.

The performance criteria for our performance-based awards are assessed each quarter to determine the probability of attainment. In the fourth quarter of 2019, the Company began recording expense associated with the 2018 OEA grants because the Company believed as of the fourth quarter assessment that it is probable that the Company will meet the revised two-year adjusted EBITDA performance goal for 2019-20 and the new student retention performance measure (as well as the minimum threshold level of adjusted EBITDA applicable for the nine months ended September 30, 2021). Pursuant to ASC 718, the Company began accruing expense relating to the market-based performance goal applicable to 15% of the 2018 OEA grants to Messrs. Nelson and Ghia as of the grant date. Lower than expected expenses for employee-related insurance programs and non-student serving functions as well as better than expected prospective student interest for the final academic term of the year contributed to results exceeding our expectations for the fourth quarter of 2019. With respect to the new student retention performance measure, we believe efficiency and effectiveness across our student support processes have recently contributed to improving retention trends.

V. Other Compensation and Benefits

Executive officers are entitled to the same employee benefits available to all full-time employees (subject to the satisfaction of minimum service and other eligibility requirements). Such benefits include health and welfare benefits, vacation and other time off, and our 401(k) Plan, including a Company matching contribution.

Certain executive officers, including the named executive officers, also receive additional benefits and perquisites, including an executive severance plan for those executive officers designated by the Committee to participate, which is described below in “Compensation Tables—Potential Payments Upon a Termination or Change in Control—Executive Severance Plan;” an executive relocation plan; coverage under our directors’ and officers’ insurance policy; and indemnification agreements providing indemnification of, and advancing of expenses to, our named executive officers and certain other designated employees to the fullest extent permitted by Delaware law.

When the Committee reviews our executive compensation programs to ensure a competitive position against our comparison group, it generally does not compare and review benefits and perquisites relative to the comparison group, as it considers these benefits and perquisites to be relatively immaterial when compared to the other components of our executive compensation program, although essential for a competitive compensation package needed to attract and retain talented executives.

VI. Corporate Governance Matters

Say-on-Pay and Investor Outreach Efforts

At our 2019 Annual Meeting of Stockholders, our “Say-on-Pay” proposal was approved by approximately 80% of the shares of our common stock present in person or by proxy and entitled to vote on the matter at the meeting. We continued our investor outreach efforts in the fourth quarter of 2019, inviting 20 of our largest investors, representing approximately 57% of the Company’s outstanding common stock, to participate in a conference call with management to discuss any questions or concerns they had about our compensation program or governance structure. Given the nature and holdings of the Company’s stockholders, this outreach encompassed stockholders with ownership levels of approximately 0.8% and greater. Five investors accepted the invitation for a call.

Of those who accepted the invitation for a call, none expressed significant concerns regarding corporate governance or the structural design of our annual executive officer compensation program. However, several investors mentioned concerns regarding special one-time awards. The Company acknowledges this concern and will continue to be cognizant of it in the future as the Company continues to endeavor to motivate and retain senior leadership to support the Company’s sustainable and responsible growth, in particular in light of the political and regulatory uncertainty facing the for-profit postsecondary education sector in connection with the 2020 Presidential and Congressional elections.

Several investors expressed a desire for greater disclosure regarding the individual performance goals applicable to our named executive officers, and therefore we have enhanced this disclosure in our discussion of our annual incentive award program. Discussions with several investors provided the opportunity for management to highlight the change for the Company’s 2019 long-term incentive awards which eliminated the use of stock options and increased the percentage of the awards comprised by performance-based restricted stock units from 50% to 70% for our named executive officers. The investor feedback from these discussions supported the Compensation Committee’s decision to maintain this long-term incentive award structure for 2020.

Feedback from the investor outreach calls was shared with the Compensation Committee and the full Board. We are committed to the interests of our stockholders and the delivery of stockholder value through sustainable and responsible growth, and we will continue to consider the outcome of the Company’s “Say-on-Pay” proposal and stockholder feedback when making further compensation decisions for our named executive officers.

Risk Assessment and Mitigation

The Committee has defined certain design guidelines for our compensation programs which are intended to mitigate harmful risk taking. As part of the Committee’s review of 2019 executive compensation, the Committee confirmed the effective implementation of these features and, based on the following assessment, concluded that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company:

•	Base salaries are generally competitive and are not subject to performance risk;

•	Incentive programs are carefully balanced between annual and long-term performance and cash and equity-based compensation;

•	Annual cash incentive and long-term incentive programs are capped;

•

Annual long-term incentive awards to executive officers are generally weighted 30% to time-based restricted stock units that vest in four equal annual installments for retention incentive and 70% to performance-based restricted stock units that cliff vest at 50% or 100% after three years only if a two-year adjusted EBITDA performance measure is achieved;

•

Annual incentive performance goals are recalibrated annually to maintain directional alignment with pay and performance relative to the Company’s historical performance and broader market performance and best estimates of future expectations;

•

The determination of annual incentive program performance results is generally subject to the Committee’s discretionary assessment of the appropriate treatment of unusual, nonoperational or nonrecurring items;

•	Executives and directors are subject to stock ownership guidelines, which include retention ratios;

•	Executives are subject to a policy to recoup improper payments or gains from incentive compensation paid or granted to executives; and

•	Executive officers and directors are prohibited from hedging or pledging Company stock.

Stock Ownership Guidelines

Our Board of Directors believes that the executive officers should be active participants in improving stockholder value by maintaining a predetermined level of ownership of our common stock. Accordingly, the Company maintains stock ownership guidelines that require certain executive officers to own stock equal in value to a multiple of salary based on the officer’s position. The stock ownership targets are based on the following multiples of base salary:

Designated Officers Subject to Guidelines	Multiple of Base Salary
Chief Executive Officer	6
Chief Financial Officer and Chief Operating Officer	3
Executive Vice Presidents and all other equivalent managerial-level officers directly reporting to the Chief Executive Officer	2
All other officers subject to the guidelines	1

Although there is no specific period of time by which designated officers are required to achieve the applicable ownership guideline, executive officers are expected to make continuous progress toward their respective ownership guideline and to comply with certain retention ratios until their respective guideline has been achieved. The CEO is to retain 75% of “net shares” received from equity awards until the applicable guideline has been achieved. All other named executive officers are to retain 50% of “net shares” received from equity awards until the applicable guideline has been achieved.

“Net shares” for purposes of these retention ratios are defined as those shares that remain after deducting the exercise price, if applicable in the event of the exercise of options or SARs or similar instruments, and after deducting any shares the Company withheld to satisfy tax withholding obligations.

Once a designated officer has achieved the applicable ownership guideline according to an annual valuation, they will be considered in compliance, regardless of any changes in base salary (except for promotional increases) or the price of the Company’s common stock, so long as the officer continues to own at least the number of shares of Perdoceo common stock owned in order to achieve the applicable guideline. If an officer receives a promotion which involves a change in base salary or if an officer does not continue to own at least the number of shares of Perdoceo common stock owned in order to achieve the applicable guideline, then the applicable retention ratio will apply until the applicable ownership guideline is again achieved.

The Committee has discretion to reduce equity awards or to pay a portion of the annual cash incentive in the form of restricted stock to executive officers who are not in compliance with the retention requirements or ownership targets under the guidelines. As of the 2019 annual valuation under the stock ownership guidelines, all current designated officers were in compliance with the retention ratio requirements and several have attained the applicable ownership guideline.

Compensation Recovery Policy

The Board of Directors adopted a compensation recovery policy in January 2010. The policy requires, in appropriate circumstances and to the extent permitted by governing law, the reimbursement of any annual or long-term incentive payment to a Company executive officer (for purposes of the Exchange Act) if:

•	The payment was predicated upon achieving certain financial results that were subsequently the subject of a material restatement of Company financial statements filed with the SEC;

•	The Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for the material restatement; and

•	A lower payment would have been made to the executive based on the restated financial results.

In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which that executive’s incentive payments for the relevant periods exceeded the lower payment that would have been made based on the restated financial results.

Hedging Policy

The Company’s insider trading policy provides that “covered persons” shall not engage in any of the following activities with respect to the Company’s securities:

•

Trading in the Company’s securities on a short-term basis. Any securities purchased must be held for a minimum of six months before sale, unless the security is subject to forced sale (e.g., as a consequence of a merger or acquisition);

•	Purchasing Company securities on margin or borrowing against Company securities on margin;

•	Short sales (selling Company securities not owned at the time of sale);

•	Pledging Company securities; or

•	Buying or selling put options or call options, swaps, collars or other similar hedging and derivative transactions.

Notwithstanding the limitations on purchasing or borrowing against Company securities on margin or pledging Company securities, the Company’s Board of Directors may, in its discretion, determine that these limitations do not apply to any partnership, limited liability company, corporation or other entity for which a covered person (or an immediate family member of a covered person) has sole or shared investment power.

“Covered persons” under the Company’s insider trading policy are the Company’s directors, executive officers (including all officers subject to reporting obligations under Section 16 of the Exchange Act) and additional employees designated by the Board or the Company’s insider trading compliance officer who are expected to more likely be in possession of material, non-public information regarding the Company’s results of operations, cash flows and financial condition. The restrictions on trading the Company securities imposed by the insider trading policy also apply to members of a covered person’s family who reside with the covered person, any family members of a covered person who do not live in the covered person’s household but whose transactions in Company securities are directed by the covered person or are subject to the covered person’s influence or control, any other persons residing in a covered person’s household, any trust of which a covered person or an immediate family member of a covered person is a beneficiary or a trustee, any entity for which a covered person or an immediate family member of a covered person has sole or shared investment power and any other persons acting on a covered person’s behalf.

The information contained in this “Hedging Policy” section will not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, as both are amended from time to time, except to the extent specifically incorporated by reference into such filing.

VII. Regulatory Considerations

Federal income tax regulations and U.S. generally accepted accounting principles impact the cost and recognized expense of our executive compensation programs and influence the Committee’s design of our executive compensation strategies. For example, prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“TCJA”), the Committee considered the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code in designing our compensation programs, but retained the flexibility and discretion to authorize compensation arrangements whether or not deductible under Section 162(m). Due to the repeal of the exception for performance-based compensation under the TCJA, compensation awarded to our named executive officers in 2019 will not be eligible for favorable treatment under Section 162(m) of the Internal Revenue Code. The Committee continues to evaluate this area relative to the Company’s compensation programs given the changes in the treatment of performance-based compensation under the TCJA.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors is composed solely of independent directors, as that term is defined in Nasdaq’s listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the Company’s management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William D. Hansen (Chairperson)

Patrick W. Gross

Gregory L. Jackson

Compensation Tables

2019 Summary Compensation Table

The following table shows compensation of our principal executive officer and our principal financial officer as of December 31, 2019 and the three other most highly compensated executive officers who were serving as our executive officers as of December 31, 2019. These officers are our 2019 named executive officers. Information regarding amounts in certain columns follows the table.

		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Todd S. Nelson	2019	$770,000	$—	$2,777,068	$—	$3,925,000	$5,600	$7,477,668
President and Chief	2018	$770,000	$—	$2,129,444	$844,747	$3,449,044	$5,500	$7,198,735
Executive Officer	2017	$770,000	$—	$346,542	$520,521	$3,540,000	$9,725	$5,186,788

Ashish R. Ghia	2019	$385,227	$—	$602,294	$—	$735,089	$5,600	$1,728,210
Senior Vice President and	2018	$370,833	$—	$464,061	$157,282	$593,437	$5,500	$1,591,113
Chief Financial Officer	2017	$306,542	$—	$275,539	$—	$385,675	$5,400	$973,156

Jeffrey D. Ayers	2019	$380,000	$—	$609,149	$—	$969,000	$5,600	$1,963,749
Senior Vice President, General	2018	$380,000	$—	$468,745	$159,401	$846,859	$5,500	$1,860,505
Counsel and Corporate Secretary	2017	$387,600	$—	$82,303	$123,617	$969,000	$5,400	$1,567,920

Andrew H. Hurst	2019	$378,000	$—	$585,092	$—	$941,400	$5,600	$1,910,092
Senior Vice President—Colorado	2018	$375,750	$—	$411,585	$158,543	$649,300	$5,500	$1,600,678
Technical University	2017	$367,200	$—	$77,987	$117,108	$724,000	$5,400	$1,291,695

John R. Kline	2019	$363,000	$—	$564,398	$—	$896,900	$5,600	$1,829,898
Senior Vice President—American	2018	$360,125	$—	$396,874	$152,263	$352,409	$5,500	$1,267,171
InterContinental University	2017	$346,800	$—	$156,638	$110,617	$442,000	$5,400	$1,061,455

Stock and Option Awards.    These columns show the grant date fair value of the restricted stock unit and stock option awards granted to our named executive officers, excluding the effect of actual or estimated forfeitures. See Note 13 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for information regarding the assumptions used in the valuation of equity-based awards.

Awards included in the Stock Awards column that are subject to performance conditions are Mr. Nelson’s 2017 restricted stock unit awards, the 2018 and 2019 performance-based restricted stock unit awards and the 2018 OEA grants. The grant date fair value of these awards is based upon the probable outcome of the performance conditions as determined at the date of grant and for all such awards included other than the 2018 OEA grants, that grant date value is based upon achieving the target level of performance. Mr. Nelson’s 2017 restricted stock unit award provides for a single payout amount at each vesting date if the applicable performance conditions are satisfied. The 2018 and 2019 performance-based restricted stock unit awards vest based on achievement of a two-year performance measure with the level of vesting (50% or 100%) determined based on a year three performance measure. The probable outcome of the performance conditions for Mr. Nelson’s 2017 restricted stock unit award and the 2018 and 2019 performance-based restricted stock unit awards as determined at the date of grant was that the performance conditions would be achieved. Because there is no greater payout amount possible, the maximum attainment value is the same as the grant date fair value of these awards at target performance.

Due to the rigorous nature of the performance conditions applicable to the 2018 OEA grants, the probable outcome as determined at the date of grant was that the performance conditions generally would not be achieved. A portion of the 2018 OEA grants to Messrs. Nelson and Ghia is subject to a market condition, the grant date fair value of which, per FASB ASC 718, does not factor in the probable outcome of achievement as compensation cost for awards with a market condition will be recognized even if the market condition is never achieved as long as the requisite service period is fulfilled. The grant date fair value of this portion was calculated with the assistance of a third party valuation firm using the valuation model referred to as the “Monte Carlo” method, which simulated over 100,000 outcomes of the Company’s daily stock price over the performance period. If the highest level of all the applicable performance conditions is achieved, the entire 2018 OEA grant is eligible to vest subject to continued employment with the Company. This maximum attainment value is set forth in the chart below and is calculated as the number of restricted stock units eligible to vest times the closing price of our common stock as reported on Nasdaq on the grant date.

	2018 OEA
Name	Grant Date Value per FASB ASC 718	Value at Maximum Attainment
Todd S. Nelson	$157,106	$2,038,731
Ashish R. Ghia	$96,816	$1,256,416
Jeffrey D. Ayers	$—	$1,043,065
Andrew H. Hurst	$—	$1,043,065
John R. Kline	$—	$1,043,065

On August 6, 2019, the Committee approved a revised two-year adjusted EBITDA performance goal for 2019-20 for the 2018 OEA grants. The Company’s determination under FASB ASC 718 was that as of the modification date the probable outcome was that the revised performance goal would not be achieved. As a result, there was no incremental compensation expense to the Company at the modification date and therefore no amount is included in the Stock Awards column relating to the modification to the 2018 OEA grants.

Comparability of amounts for the years reported is impacted by (1) the issuance of the 2018 and 2019 performance-based restricted stock unit awards to replace the cash-based performance units that were issued in 2017, (2) the change to the long-term incentive equity mix to eliminate the use of options in 2019, and (3) the special nature of the 2018 OEA grants.

See “Compensation Discussion & Analysis—IV. 2019 Compensation Decisions” for information about the 2019 performance-based restricted stock unit awards, the elimination of the use of options in 2019 and the modification to the 2018 OEA grants.

Non-Equity Incentive Plan Compensation.    Annual cash incentives earned for any year are generally paid to the named executive officers in the first quarter of the following year. See “Compensation Discussion and Analysis—IV. 2019 Compensation Decisions—Annual Incentive Award Program” for more information regarding these amounts.

From 2013 through 2017, the Company awarded cash-based performance units which used relative TSR over a three-year performance period as a long-term incentive vehicle. For Messrs. Nelson, Ghia, Ayers and Hurst the 2017-2019 amounts reported in this column also include amounts earned pursuant to the performance units granted in 2015-2017, and Mr. Kline’s 2019 amount reported in this column also includes the amount earned pursuant to the performance unit granted to him in 2017. The three-year performance period of this award vehicle impacts the comparability of amounts reported, as does the replacement of these cash-based performance units (which are reflected in this column for the year earned) with performance-based restricted stock units (which are reflected in the Stock Awards column for the year in which granted) as a long-term incentive vehicle in 2018 and 2019.

All Other Compensation.    All Other Compensation for 2019 includes Company matching 401(k) plan contributions. Information regarding non-discriminatory group welfare benefit plans is excluded from the Summary Compensation Table as permitted by applicable regulations.

Grants of Plan-Based Awards in 2019

The following table provides information concerning the awards made to our named executive officers during 2019. Information regarding amounts in certain columns follows the table. All awards were made under the 2016 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Todd S. Nelson	02/21/2019	$154,000	$962,500	$1,925,000
	08/12/2019							39,132			$833,120
	08/12/2019				45,654	91,308					$1,943,947

Ashish R. Ghia	02/21/2019	$46,227	$288,920	$577,841
	08/12/2019							7,288			$155,162
	08/12/2019							4,000			$85,160
	08/12/2019				8,501	17,002					$361,973

Jeffrey D. Ayers	02/21/2019	$39,520	$247,000	$494,000
	08/12/2019							7,384			$157,205
	08/12/2019							4,000			$85,160
	08/12/2019				8,614	17,228					$366,784

Andrew H. Hurst	02/21/2019	$39,312	$245,700	$491,400
	08/12/2019							7,344			$156,354
	08/12/2019							3,000			$63,870
	08/12/2019				8,569	17,138					$364,868

John R. Kline	02/21/2019	$37,752	$235,950	$471,900
	08/12/2019							7,052			$150,137
	08/12/2019							3,000			$63,870
	08/12/2019				8,229	16,458					$350,391

Estimated Future Payouts Under Non-Equity Incentive Plan Awards. AIP General:    The amounts in these columns for each of the named executive officers show estimated possible future payouts of awards under our 2019 annual cash incentive award program. Amounts provided are calculated on a full year basis using the 2019 annual base salary for each officer. The performance measures and attainment are discussed in “Compensation Discussion and Analysis—IV. 2019 Compensation Decisions—Annual Incentive Award Program” above. Amounts actually earned by the named executive officers are included in the 2019 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.” AIP Threshold Amounts: The threshold amounts provided are the amounts payable for achieving threshold performance levels under the program; however, performance below the threshold performance levels will result in no payout. For purposes of calculating the threshold amounts, the individual component of the program has been assumed to be $0 because there is no threshold level of performance specified which will provide a minimum amount payable for the individual component. AIP Target Amounts: The program established payout amounts for achievement of target Company and individual performance. AIP Maximum Amounts: The maximum payouts are the 200% maximum amount payable with respect to each component of the program.

Estimated Future Payouts Under Equity Incentive Plan Awards.    The amounts in these columns for each of the named executive officers shows possible future payouts pursuant to the 2019 performance-based restricted stock unit awards which vest if a two-year performance measure is achieved, with the level of vesting (50% or 100%) determined based on whether a year three minimum level of performance is achieved. Failure to achieve the two-year performance measure will result in no payout. Because there is no greater payout possible than the target amount, there is no maximum payout for these awards.

On August 6, 2019, the Committee approved a revised two-year adjusted EBITDA performance goal for 2019-20 for the 2018 OEA grants. The Company’s determination under FASB ASC 718 was that as of the modification date the probable outcome was that the revised performance goal would not be achieved. As a result, there was no incremental compensation expense to the Company at the modification date and therefore no amounts are included in these columns relating to the modification to the 2018 OEA grants.

The performance conditions and vesting provisions for the 2019 performance-based restricted stock unit awards and the modification to the 2018 OEA grants are discussed above in “Compensation Discussion & Analysis – IV. 2019 Compensation Decisions.”

All Other Stock Awards.    This column shows the number of time-vesting restricted stock units granted to each of the named executive officers during 2019. These awards vest 25% per year over four years, subject to continued employment with the Company.

All Other Option Awards.    No stock options were granted to the named executive officers during 2019.

Grant Date Fair Value of Stock and Option Awards.    This column shows the grant date fair value of the 2019 restricted stock unit awards granted to our named executive officers, excluding the effect of actual or estimated forfeitures. For the portion of the restricted stock unit awards that are subject to performance conditions, that grant date value is based upon the probable outcome of such conditions. Amounts are calculated in accordance with the provisions of FASB ASC 718. See Note 13 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for information regarding the assumptions used in the valuation of equity awards.

Outstanding Equity Awards at Year End 2019

The following table includes information as of December 31, 2019 about all unexercised options to purchase shares of our common stock and unvested restricted stock units held by the named executive officers.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options— Exercisable (1)	Number of Securities Underlying Unexercised Options— Unexercisable (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
Todd S. Nelson	08/12/2019	—	—	—	—	39,132	(3)	$719,637	91,308	(4)	$1,679,154
	12/14/2018	—	—	—	—	—		$—	161,292	(5)	$2,966,160
	03/06/2018	33,493	100,479	$13.80	03/06/2028	30,627	(6)	$563,231	102,087	(7)	$1,877,380
	03/06/2017	61,258	61,258	$8.30	03/06/2027	20,876	(8)	$383,910	—		$—
	03/07/2016	317,706	105,902	$4.49	03/07/2026	19,011	(9)	$349,612	—		$—
	03/07/2016	—	—	—	—	19,011	(10)	$349,612	—		$—
	08/12/2015	250,732	—	$4.15	08/12/2025	—		$—	—		$—

Ashish R. Ghia	08/12/2019	—	—	—	—	7,288	(3)	$134,026	17,002	(4)	$312,667
	08/12/2019	—	—	—	—	4,000	(3)	$73,560	—		$—
	12/14/2018	—	—	—	—	—		$—	99,400	(5)	$1,827,966
	03/06/2018	6,236	18,708	$13.80	03/06/2028	5,703	(6)	$104,878	19,008	(7)	$349,557
	11/08/2017	—	—	—	—	7,122	(11)	$130,974	—		$—
	03/06/2017	—	—	—	—	6,156	(12)	$113,209	—		$—
	03/07/2016	—	—	—	—	6,228	(13)	$114,533	—		$—
	03/07/2016	—	—	—	—	6,228	(14)	$114,533	—		$—

Jeffrey D. Ayers	08/12/2019	—	—	—	—	7,384	(3)	$135,792	17,228	(4)	$316,823
	08/12/2019	—	—	—	—	4,000	(3)	$73,560	—		$—
	12/14/2018	—	—	—	—	—		$—	82,521	(5)	$1,517,561
	03/06/2018	—	18,960	$13.80	03/06/2028	5,778	(6)	$106,257	19,263	(7)	$354,247
	03/06/2018	—	—	—	—	5,250	(6)	$96,548	—		$—
	03/06/2017	—	14,548	$8.30	03/06/2027	4,958	(12)	$91,178	—		$—
	03/07/2016	—	25,152	$4.49	03/07/2026	4,515	(13)	$83,031	—		$—
	03/07/2016	—	—	—	—	4,515	(14)	$83,031	—		$—
	03/14/2011	27,196	—	$21.80	03/13/2021	—		$—	—		$—
	03/03/2010	23,552	—	$29.02	03/02/2020	—		$—	—		$—

Andrew H. Hurst	08/12/2019	—	—	—	—	7,344	(3)	$135,056	17,138	(4)	$315,168
	08/12/2019	—	—	—	—	3,000	(3)	$55,170	—		$—
	12/14/2018	—	—	—	—	—		$—	82,521	(5)	$1,517,561
	03/06/2018	6,286	18,858	$13.80	03/06/2028	5,748	(6)	$105,706	19,161	(7)	$352,371
	03/06/2018	—	—	—	—	2,250	(6)	$41,378	—		$—
	03/06/2017	13,782	13,782	$8.30	03/06/2027	4,698	(12)	$86,396	—		$—
	03/07/2016	44,733	14,911	$4.49	03/07/2026	2,677	(13)	$49,230	—		$—
	03/07/2016	—	—	—	—	2,677	(14)	$49,230	—		$—
	03/06/2015	23,704	—	$5.90	03/06/2025	—		$—	—		$—
	05/12/2014	22,806	—	$5.00	05/12/2024	—		$—	—		$—

John R. Kline	08/12/2019	—	—	—	—	7,052	(3)	$129,686	16,458	(4)	$302,663
	08/12/2019	—	—	—	—	3,000	(3)	$55,170	—		$—
	12/14/2018	—	—	—	—	—		$—	82,521	(5)	$1,517,561
	03/06/2018	6,037	18,111	$13.80	03/06/2028	5,520	(6)	$101,513	18,399	(7)	$338,358
	03/06/2018	—	—	—	—	2,250	(6)	$41,378	—		$—
	03/06/2017	13,018	13,018	$8.30	03/06/2027	4,436	(12)	$81,578	—		$—
	03/06/2017	—	—	—	—	5,000	(12)	$91,950	—		$—
	11/06/2015	56,648	—	$4.07	11/06/2025	—		$—	—		$—

(1)	Unless otherwise indicated, stock options become exercisable 25% per year over four years.

(2)	The dollar value of these awards is calculated using the closing market price of $18.39 per share of our common stock on December 31, 2019, as reported on Nasdaq.

(3)	One-fourth of these restricted stock units vest on each of September 14, 2020, and March 14, 2021, 2022 and 2023.

(4)	These restricted stock units vested on March 14, 2022, subject to the achievement of the applicable adjusted EBITDA performance measures.

(5)	The 2018 OEA performance-based restricted stock units vest on December 14, 2021, subject to the achievement of the applicable performance measures.

(6)	One-third of these restricted stock units vest on each of March 14, 2020, 2021 and 2022.

(7)	These restricted stock units vested on March 14, 2021, subject to the achievement of the applicable adjusted EBITDA performance measures.

(8)	One-half of these restricted stock units vest on each of March 14, 2020 and 2021. The performance condition for this award was satisfied.

(9)	These restricted stock units vest on March 14, 2020. The performance condition for this award was satisfied.

(10)	These cash-settled restricted stock units vest on March 14, 2020. The performance condition for this award was satisfied.

(11)	One-half of these restricted stock units vest on each of December 14, 2020 and 2021.

(12)	One-half of these restricted stock units vest on each of March 14, 2020 and 2021.

(13)	These restricted stock units vest on March 14, 2020.

(14)	These cash-settled restricted stock units vest on March 14, 2020.

Option Exercises and Stock Vested for 2019

The following table includes information regarding option exercises by our named executive officers and vesting of restricted stock units held by them during the year ended December 31, 2019.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Todd S. Nelson	—	—	125,931	$2,151,920
Ashish R. Ghia	—	—	32,166	$528,581
Jeffrey D. Ayers	208,208	$2,137,577	40,323	$658,071
Andrew H. Hurst	—	—	33,449	$545,888
John R. Kline	—	—	36,278	$600,339

(1)

The aggregate dollar value realized on exercise was calculated by multiplying the number of shares acquired upon vesting by the difference between the market price of the Company’s common stock as reported on Nasdaq at exercise and the exercise price.

(2)

The aggregate dollar value realized on vesting was calculated by multiplying the number of restricted stock units (stock and cash settled) which vested by the closing price of the Company’s common stock as reported on Nasdaq on the vesting date.

Employment Arrangements and Potential Payments upon Termination or Change in Control

None of our current named executive officers has a fixed term employment contract and all are “at will” employees. However, we have entered into certain agreements and maintain certain plans that require us to provide compensation to the named executive officers in the event of certain terminations of their employment or if the Company experiences a change in control. The amount of compensation payable to each named executive officer employed by the Company at December 31, 2019 for such terminations is shown in the tables below under the heading “Potential Payments.”

Executive Severance Plan.    The Company’s executive officers are eligible to participate in the Company’s Executive Severance Plan and may be eligible to receive benefits thereunder in the event such an executive officer’s employment is involuntarily terminated. The Employee Benefits Committee, as the plan administrator, or its authorized designee, is responsible for determining whether an eligible executive officer’s employment is terminated involuntarily by the Company and, if so, whether such eligible executive officer will receive benefits under this plan, in accordance with the terms thereof. Involuntary terminations do not include terminations for cause (as defined under this plan); terminations due to agreements between the Company and the employee under which the employee becomes a consultant or independent contractor; terminations due to death, disability, retirement (including voluntary retirement under any special early retirement incentive program) or any form of voluntary termination. Termination for cause means the employee is discharged by us for poor performance, nonperformance or misconduct. Misconduct includes, but is not limited to, insubordination, dishonesty, theft, violation of Company rules and willful destruction of Company property.

To receive the severance benefits, the terminated executive must sign a release of claims against the Company and enter into a non-solicitation, non-competition and confidentiality agreement with the Company to the extent permitted by governing law and allowed under the ethical rules of any applicable professional licensing organizations that will last for one year (such agreement, a “Separation Agreement”). The Executive Severance Plan is intended to provide benefits that are exempt from the requirements of Code Section 409A, but provides that to the extent any benefit payable is determined to be subject to Section 409A, benefits will be paid in accordance with Section 409A.

Severance benefits under this plan include base pay, target cash incentive payments under the Company’s annual incentive program and certain benefits coverage, as follows:

•

A lump sum payment equal to the sum of (1) the terminating executive’s annual salary at the time of termination, plus (2) an amount equal to the terminating executive’s target bonus for the year in which termination occurs.

•

For those executives who participate in our health, dental and vision plans and timely elect to continue that coverage under federal COBRA law, partially subsidized COBRA insurance premiums so that the executive pays the same cost that similarly situated active employees of the Company pay for such coverage for a period of time beginning immediately after the employment termination and lasting for one year.

•	Outplacement assistance from a Company-selected provider that is reimbursed or paid for by the Company.

Severance Arrangements Pursuant to Nelson Letter Agreement.    Pursuant to Mr. Nelson’s employment letter agreement entered into on July 30, 2015 when he joined the Company (the “Nelson Letter Agreement”), Mr. Nelson is entitled to certain enhanced severance benefits. Mr. Nelson is entitled to receive the following payments and benefits if terminated by the Company without cause or if he resigned for good reason (as such terms are defined in the Nelson Letter Agreement, and each a “Qualifying Termination”), subject to his execution and non-revocation of a general release of claims: (i) a lump sum payment equal to two times the sum of his annual base salary and target cash annual incentive, (ii) a pro rata portion of the cash annual incentive for the year in which the termination occurs, based on actual performance, and (iii) partially subsidized COBRA insurance premiums so that Mr. Nelson pays the same cost that similarly situated active employees of the Company pay for such coverage for a period of time beginning immediately after the employment termination and lasting for 18 months. Pursuant to the Nelson Letter Agreement, Mr. Nelson is subject to confidentiality and non-disparagement covenants during and after his employment with the Company terminates. Mr. Nelson is also subject to non-competition and employee and customer non-solicitation covenants both during and for a period of two years following termination of his employment.

Incentive Plan Termination of Employment Provisions.    Under the 2016 Plan and 2008 Plan (except as provided below for Mr. Nelson), outstanding restricted stock unit awards immediately vest and become non-forfeitable in case of death or disability, but are forfeited in the event of other forms of employment termination. For outstanding stock option awards (except as provided below for Mr. Nelson), if the termination is due to:

•

Death or disability, options become fully exercisable and remain exercisable from the date of termination due to death or disability until the first to occur of (a) the expiration date of the option and (b) one year after the date of termination. Any options not exercised within the allowed time period are automatically forfeited.

•

Retirement, options continue to vest for three years (but not longer than the option’s term) and any vested and exercisable options are exercisable from the date of retirement until the first to occur of (a) the expiration date of the option and (b) three years after the retirement date; any options that have not become exercisable are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited. Retirement means termination after age 55 with at least five years of service.

•

Involuntary termination for reasons other than cause, options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 90 days from the termination date. Any unexercisable options on the date of termination are automatically forfeited and options not exercised within the allowed time period are automatically forfeited.

•

Voluntary termination of employment or service (for reasons other than retirement, death or disability), options that are exercisable on the date of termination remain exercisable from that termination date until the first to occur of (a) the expiration date of the option and (b) 30 days after the termination date. Any unexercisable options on the termination date are automatically forfeited. Any options not exercised within the allowed time period also are automatically forfeited.

•	Termination for cause, the participant immediately and automatically forfeits all options to purchase shares of our stock.

The stock option award made to Mr. Nelson in 2015 includes provisions that differ from those described above. In the event of a Qualifying Termination, these stock options remain exercisable for three years after termination.

Equity Plan Change in Control Provisions.    Under the 2016 Plan and 2008 Plan, a change in control is deemed to have occurred if any of the following events occur:

•

Any corporation, person or other entity (other than us, our majority-owned subsidiary or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by us), including persons or entities acting as a group, becomes the beneficial owner of stock representing more than 35% of our common stock.

•

Our merger or consolidation with or into another corporation other than a majority-owned subsidiary, or an agreement to sell or otherwise dispose of all or substantially all of our assets, and the members of the Board of Directors prior to that approval do not represent a majority of the directors of the surviving, resulting or acquiring entity or the parent of that entity.

•	The consummation of a plan of liquidation.

•

Within any period of 24 consecutive months, the members of the Board of Directors immediately prior to the 24-month period, together with any persons first elected as directors (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid a contest) during the 24-month period by or on the recommendation of the Board immediately prior to that 24-month period and who constituted a majority of the Board at the time of election, cease to constitute a majority of the Board.

The 2016 Plan and 2008 Plan are “double-trigger” plans that provides that upon both (1) a change in control and (2) an involuntary termination of the award holder’s employment or service by us or our successor other than for cause (as defined in the applicable plan) during the two-year period following the change in control, that award holder’s stock options shall become exercisable and shares of restricted stock, restricted stock units and performance units shall become vested. All performance goals will be deemed to have been met.

Potential Payments.    The following tables describe the benefits to which the named executive officers who were employed by the Company at December 31, 2019 would have been entitled under the arrangements described above (1) if the named executive officer had terminated employment pursuant to (a) a voluntary termination, (b) retirement, (c) an involuntary termination other than for cause, (d) the named executive officer’s death or disability, or (e) a termination for cause (as defined in the applicable plan or any applicable employment letter agreement), in any such case on December 31, 2019, or (2) upon a change in control of the Company and a concurrent involuntary termination of the named executive officer’s employment on December 31, 2019. For Mr. Nelson, the involuntary termination other than for cause scenario also includes a resignation by Mr. Nelson for good reason (as defined in the Nelson Letter Agreement). Information regarding the calculation of certain amounts is provided below the tables. Information regarding non-discriminatory group welfare benefit plans is excluded from the tables below as permitted by applicable regulations.

Todd S. Nelson

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$3,465,000	$—	$—	$3,465,000
Annual Incentive	$—	$—	$1,925,000	$—	$—	$1,925,000
Restricted Stock Units	$—	$—	$—	$8,888,696	$—	$8,888,696
Stock Options	$—	$2,551,330	$—	$2,551,330	$—	$2,551,330
Performance Units	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$—	$2,000,000
Benefits and Perquisites:
COBRA Benefits	$—	$—	$19,521	$—	$—	$19,521
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$2,000,000	$4,551,330	$7,417,021	$13,440,026	$—	$18,857,047

Ashish R. Ghia

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$688,920	$—	$—	$688,920
Annual Incentive	$—	$—	$—	$—	$—	$—
Restricted Stock Units	$—	$—	$—	$3,275,903	$—	$3,275,903
Stock Options	$—	$85,870	$—	$85,870	$—	$85,870
Performance Units	$157,248	$157,248	$157,248	$157,248	$—	$157,248
Benefits and Perquisites:
COBRA Benefits	$—	$—	$18,009	$—	$—	$18,009
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$157,248	$243,118	$871,677	$3,519,021	$—	$4,233,450

Jeffrey D. Ayers

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$627,000	$—	$—	$627,000
Annual Incentive	$—	$—	$—	$—	$—	$—
Restricted Stock Units	$—	$—	$—	$2,858,027	$—	$2,858,027
Stock Options	$—	$583,429	$—	$583,429	$—	$583,429
Performance Units	$475,000	$475,000	$475,000	$475,000	$—	$475,000
Benefits and Perquisites:
COBRA Benefits	$—	$—	$17,983	$—	$—	$17,983
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$475,000	$1,058,429	$1,127,483	$3,916,456	$—	$4,568,939

Andrew H. Hurst

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$623,700	$—	$—	$623,700
Annual Incentive	$—	$—	$—	$—	$—	$—
Restricted Stock Units	$—	$—	$—	$2,707,265	$—	$2,707,265
Stock Options	$—	$432,882	$—	$432,882	$—	$432,882
Performance Units	$450,000	$450,000	$450,000	$450,000	$—	$450,000
Benefits and Perquisites:
COBRA Benefits	$—	$—	$13,014	$—	$—	$13,014
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$450,000	$882,882	$1,094,214	$3,590,147	$—	$4,234,361

John R. Kline

Executive Benefits and Payments Upon Termination	Voluntary Termination	Normal Retirement	Involuntary Not for Cause Termination	Death or Disability	For Cause Termination	Change in Control
Compensation:
Lump Sum	$—	$—	$598,950	$—	$—	$598,950
Annual Incentive	$—	$—	$—	$—	$—	$—
Restricted Stock Units	$—	$—	$—	$2,659,856	$—	$2,659,856
Stock Options	$—	$214,481	$—	$214,481	$—	$214,481
Performance Units	$425,000	$425,000	$425,000	$425,000	$—	$425,000
Benefits and Perquisites:
COBRA Benefits	$—	$—	$17,983	$—	$—	$17,983
Outplacement	$—	$—	$7,500	$—	$—	$7,500

Total:	$425,000	$639,481	$1,049,433	$3,299,337	$—	$3,923,770

Lump Sum.    Except for certain enhanced benefits for Mr. Nelson pursuant to the Nelson Letter Agreement, severance arrangements for the named executive officers are governed by the Company’s current Executive Severance Plan, which is described above in this “Potential Payments upon Termination or Change in Control” section.

Accrued Annual Incentive.    The Company’s 2019 cash annual incentive program requires employees to be employed on March 1, 2020 in order to be eligible to receive a payment thereunder, and therefore, assuming a December 31, 2019 termination date, the named executive officers would not receive a cash incentive pursuant to the 2019 program (except for Mr. Nelson whose employment letter agreement provides for enhanced severance benefits).

Restricted Stock Units.    For purposes of the tables above, compensation for the vesting of time-based and performance-based restricted units equals the $18.39 closing price per share of our common stock as reported on Nasdaq on December 31, 2019, multiplied by the number of vesting units. All outstanding performance conditions are assumed to have been met.

Performance Units.    Compensation with respect to the performance units granted in 2017 was earned on December 31, 2019. Assuming a December 31, 2019 termination date, the applicable named executive officers would receive payment thereunder (other than a for cause termination).

Stock Options.    Stock option compensation for the events in the tables above equals the difference between the exercise price and the $18.39 closing price per share of our common stock as reported on Nasdaq on December 31, 2019, multiplied by the number of options or rights becoming exercisable in connection with the termination event.

COBRA Benefits.    The Executive Severance Plan provides that the Company will pay a portion of medical, dental and vision premiums for terminated executives for the period of time after termination that is equal to the number of weeks of pay for which the executive is eligible (or the COBRA period, if shorter), if an eligible executive is a participant in the Company’s medical, dental or vision insurance plans at the time of termination and after termination timely elects to continue such insurance coverage under federal COBRA law. The executive pays a premium amount that a similarly situated active employee of the Company pays for such coverage. Amounts in the table above calculated pursuant to the current Executive Severance Plan assume one year of partially subsidized COBRA premiums, except for Mr. Nelson whose employment letter agreement provides for 18 months of COBRA benefits.

Outplacement.    The Executive Severance Plan provides that the Company will provide outplacement assistance from a provider selected by the Company and upon the terms and conditions as shall be communicated to the executive at the time of his or her employment termination or as soon as possible thereafter. Therefore, amounts in the table above are estimates only.

Normal Retirement.    For purposes of the tables above, the named executive officers are assumed to be retirement eligible under the 2016 Plan and 2008 Plan.

Change in Control.    The Company’s Executive Severance Plan governs the severance arrangements applicable to the named executive officers in the tables above (except that Mr. Nelson has certain enhanced severance benefits). The Company’s Executive Severance Plan does not contain provisions addressing change in control. For purposes of determining amounts payable to the named executive officers assuming a concurrent change in control and termination of employment effective December 31, 2019, the termination is deemed to be involuntary not for cause termination.

2019 Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”), the Company has calculated the mandated ratio of the median of the 2019 annual total compensation of all employees to the 2019 annual total compensation of Mr. Nelson, our President and Chief Executive Officer (our “CEO”), in accordance with the requirements of the SEC’s rule.

Additionally, given the Company’s significant part-time workforce, a supplemental ratio that excludes both adjunct faculty and federal work-study student workers has also been calculated. As these part-time employees may work varying schedules and times throughout the year to support our students, the supplemental ratio provides another perspective on the median employee and ratio.

The pay ratios were calculated as follows:

Pay Ratio =	Annual Total Compensation of CEO
Annual Total Compensation of median employee

With respect to the mandated ratio calculation, the Company identified the median employee by comparing the amount of total taxable wages for federal income tax purposes as reflected in our payroll records as reported to the Internal Revenue Service in “Box 1” on Form W-2 for 2019 for 4,005 individuals, excluding the CEO, who were employed by the Company on December 31, 2019. This includes all full-time and part-time employees, including adjunct faculty and federal work-study student workers, but does not include independent contractors and leased workers. Compensation was annualized for 614 employees who were hired by the Company in 2019 but did not work for the Company for the entire year. No annualization was applied to any adjunct faculty or federal work-study student workers due to their varying work schedules throughout the year. After identifying the median employee, 2019 annual total compensation was calculated in the same manner as reflected in the 2019 Summary Compensation Table above for our CEO.

The same methodology was used to calculate the supplemental ratio, except that compensation for 1,678 adjunct faculty and federal work-study student workers was excluded when determining the median employee.

The following table shows the mandated ratio between the 2019 annual total compensation of our CEO, as reflected in the “Total” column of the 2019 Summary Compensation Table above, and the median of the 2019 annual total compensation of all employees, as well as the supplemental ratio resulting from the exclusion of adjunct faculty and federal work-study student workers when determining the median compensation. These pay ratios are reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K based on our payroll records and the methodology described above.

Pay Ratio	Median 2019 Annual Total Compensation	CEO to Median Pay Ratio
Mandated Ratio (Includes all employees)	$43,500	172:1
Supplemental Ratio (Excludes adjunct faculty and federal work-study student workers)	$55,545	135:1

For a description of the components of 2019 annual total compensation of our CEO, the Company’s executive officer compensation philosophy and the above target performance results impacting 2019 CEO annual total compensation, see the “Compensation Discussion and Analysis” section above as well as the 2019 Summary Compensation Table and accompanying narrative above.

The SEC’s pay ratio rule permits a variety of methodologies and assumptions when calculating the mandated ratio. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio the Company has reported. Pay ratios may vary significantly among companies, within the same industry and more broadly, as a result of these different methodologies and assumptions used to identify the median employee. In addition, pay ratios may vary significantly among companies due to differences in business strategies and workforce composition. For example, one company may outsource certain business functions whereas another may perform the same functions in-house. These and other factors can significantly impact the pay ratio reported by each company.

AUDIT-RELATED MATTERS

Report of the Audit Committee of the Board of Directors

We assist the Board in fulfilling its responsibility for overseeing the quality of Perdoceo’s accounting, auditing and reporting practices. Management is responsible for the reporting processes, for preparing and presenting financial statements and implementing and maintaining internal controls. Perdoceo’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of Perdoceo’s audited financial statements to generally accepted accounting principles in the United States.

In discharging our oversight responsibilities regarding the audit process, we have:

(1)	Reviewed and discussed the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 with management.

(2)	Discussed with Grant Thornton LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees.

(3)

Received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with us concerning independence, and have discussed with Grant Thornton LLP its independence.

Based upon the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

AUDIT COMMITTEE

Kenda B. Gonzales (Chairperson)

Dennis H. Chookaszian

Leslie T. Thornton

Principal Accounting Fees and Services

Pre-Approval Policy

The Audit Committee pre-approves all services provided by Grant Thornton LLP to the Company. In some cases, this pre-approval may be accomplished through policies and procedures adopted by the Audit Committee that provide a detailed description of the services that may be performed, as well as limits on the fees for the services. In pre-approving services, the Audit Committee considers whether these services are consistent with the SEC’s rules on auditor independence.

Fees Paid to Independent Public Accounting Firm

The following is a summary of the approximate fees billed to us by Grant Thornton LLP for professional services provided for fiscal years ended December 31, 2018 and 2019.

Fee Category	2019	2018
Audit Fees (1)	$1,176,248	$1,153,895
Audit-Related Fees (2)	$17,500	$52,000
Tax Fees (3)	$—	$—
All Other Fees (4)	$14,800	$14,700

(1)	Audit fees consisted of audit work performed in the preparation of financial statements, quarterly financial statement reviews, regulatory audits, and consultation regarding financial accounting or reporting standards as well as any related expenses reimbursable by the Company incurred during the audit. These fees included audit services related to Section 404 of the Sarbanes-Oxley Act.

(2)	Audit-related fees consisted of work performed in connection with implementation of new revenue recognition, lease and financial instrument accounting standards.

(3)

Tax fees consisted of all services performed by the independent registered public accounting firm’s tax personnel, except those related to the audit of financial statements, and include tax compliance, tax consulting, tax planning and non-recurring projects.

(4)	All other fees consisted of work performed in connection with 401(k) plan audits.

ITEMS TO BE VOTED ON

PROPOSAL 1: Election of Directors

The Board of Directors has nominated the eight director candidates named below. Each of the nominees is currently serving as a director of Perdoceo Education Corporation and is running for re-election. If elected, the nominees for election as directors will each serve for a one-year term expiring at the Company’s 2021 Annual Meeting of Stockholders. The Board of Directors recommends that stockholders vote in favor of the election of all of the nominees named in this Proxy Statement below to serve as directors of Perdoceo.

The Board of Directors has affirmatively determined that each of the director nominees, except for Mr. Nelson who serves as President and Chief Executive Officer, is an “independent director” under the Nasdaq listing standards and is independent under Nasdaq’s listing standards applicable to his or her Board Committee memberships. The Board used Rule 5605(a)(2) of Nasdaq’s corporate governance listing requirements applicable to its listed companies and Rule 10A-3(b)(1) of the Exchange Act as a guide in its independence determination.

If any of the Board of Director’s nominees is unable or declines to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee or nominees recommended by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or will decline to serve as a director if elected.

The Board of Directors recommends that stockholders vote FOR all of the Board of Directors’ nominees for election as directors.

Dennis H. Chookaszian	Director since October 2002

Mr. Chookaszian, age 76, served as Chairman of the Financial Accounting Standards Advisory Council, which advises the Financial Accounting Standards Board (“FASB”), from January 1, 2007 to December 31, 2011. Mr. Chookaszian was formerly the Chairman and Chief Executive Officer of CNA Financial Corporation. During his 27-year career with CNA, Mr. Chookaszian held several management positions at CNA’s business unit and corporate levels. In 1992, he was named Chairman and Chief Executive Officer of CNA Insurance Companies, and in 1999 he became Chairman of CNA’s executive committee. Mr. Chookaszian retired from CNA in 2001. Mr. Chookaszian is currently a board member of publicly-held CME Group Inc. (formerly known as Chicago Mercantile Exchange Holdings Inc.), a U.S. financial exchange; and Pillarstone Capital REIT, a Maryland real estate investment trust engaged in investing in, owning and operating commercial properties. He also served as a director of publicly-held Allscripts Healthcare Solutions, Inc., a provider of clinical, financial, connectivity and information solutions and related professional services for hospitals, physicians and post-acute organizations, from September 2010 to May 2016; LoopNet, Inc., an information services provider to the commercial real estate industry, from July 2006 to April 2012; Maxar Technologies Ltd. (formerly known as MacDonald Dettwiler), a global communications and information company, from July 2005 to May 2019; Prism Technologies Group, Inc., an on-line insurance provider, from April 2003 to December 2017; and Sapient Corporation, a global services firm providing digital marketing and business and information technology services, from January 2003 to August 2007. Mr. Chookaszian has a Bachelor of Science in chemical engineering from Northwestern University, a Master of Business Administration in finance from the University of Chicago and a Master’s degree in economics from the London School of Economics. He received certification as a public accountant in 1971 and also is a Chartered Property Casualty Underwriter.

Expertise	Attributes and Skills
Strategic Planning and Growth Initiatives

Mr. Chookaszian assists the Board and Company in assessing its growth strategies by providing transaction structuring alternatives, negotiating strategies and assessments of strategic value regarding potential Company acquisitions and dispositions. These skills were developed during his tenure at CNA, through his service on the advisory boards of a number of private equity firms, and through his involvement in the purchase or sale of more than 100 companies throughout his career.

Investment Management and Other Financial Expertise

Mr. Chookaszian provides in-depth financial expertise to the Audit Committee of the Board that is augmented by his knowledge of trends in financial reporting, financial regulation standard-setting and related global regulations. A national leader in the financial regulatory area, he served as the chairman of FASAC (Financial Accounting Standards Advisory Council) from January 1, 2007 to December 31, 2011. FASAC advises on issues related to projects on the FASB agenda. He is also a member of the Financial Crisis Advisory Group (“FCAG”), which advises the FASB and the International Accounting Standards Board about standard-setting implications of the global financial crisis and potential changes to the global regulatory environment. FCAG members are drawn from senior leaders throughout the world with broad experience in international financial markets and an interest in the transparency of financial reporting information. He has also served on many other accounting bodies, including the AICPA Group of 100, the FAS 95 Task Force, the FASB Financial Instruments Task Force, and the AICPA Insurance Industry Committee. Mr. Chookaszian also served as CFO of CNA Financial for 15 years.

Marketing

Mr. Chookaszian has an in-depth background in Internet marketing and has served on the board of directors of a number of firms involved in marketing to consumers and businesses. He has also been involved with a number of firms that provide consulting services to assist with Internet marketing.

Expertise	Attributes and Skills
Governance

Mr. Chookaszian brings to the Board in-depth knowledge and trend information regarding corporate governance, gained both from his experience on boards of very large and smaller public companies and his academic interest in corporate governance. He teaches corporate governance at the University of Chicago Booth School of Business, at Cheung Kong University in Beijing, China, and at IIPM University in India, and also teaches director education courses at Northwestern University’s Kellogg Graduate School of Management.

Digital Business and Information Technology

Mr. Chookaszian brings a wealth of information technology business experience to the Board which he gained throughout his career from his experience as a management consultant for eight years with Deloitte working on the design and development of major computer systems with a heavy emphasis on system controls and integration with enterprise financial systems, his role as chief information officer at CNA where he was directly involved in the selection of database technology and computer control infrastructure and his service on the board of directors of a number of firms involved in information technology services, as well as additional positions. This experience provides additional insight regarding the strengths and potential risks related to the Company’s online programs and technology infrastructure.

Cyber Security

Mr. Chookaszian’s experience as chief information officer and chief executive officer of CNA and as chief executive officer of an Internet based financial advice provider where he was deeply involved in the design and development on the Internet infrastructure and security systems of the application, coupled with additional insight gained from service on the board of directors of a number of information technology services companies, provides the Board with assistance in recognizing and developing strategies and processes to protect against security threats relating to the Company’s technology infrastructure and the personally identifiable information maintained in the Company’s systems.

Kenda B. Gonzales	Director since October 2016

Ms. Gonzales, age 62, served as Chief Financial Officer of Harrison Properties LLC, a Phoenix based industrial real estate management company, from June 2007 until August 2017. Ms. Gonzales served as Chief Financial Officer of Apollo Group, Inc. (now known as Apollo Education Group, Inc.) from October 1998 to November 2006, as Senior Executive Vice President and Chief Financial Officer of UDC Homes Inc. from July 1996 to August 1998, and as Senior Vice President and Chief Financial Officer of Continental Homes Holding Corp. from May 1985 to July 1996. Ms. Gonzales began her career as a certified public accountant with Peat, Marwick, Mitchell and Company. She serves as a member of the Advisory Board of the Scottsdale Branch of the First Western Trust Bank and formerly served as an independent member and Chair of the Audit Committee of the board of directors of Main Street Restaurant Group, Inc., a former public company restaurant operator, from 2003 to 2006 and as the Chair of the Audit Committee (from 2010 to 2013) and Community Expert member (from 2009 to 2015) of the Arizona Board of Regents. Ms. Gonzales received a Bachelor of Accountancy degree from the University of Oklahoma and is a certified public accountant.

Expertise	Attributes and Skills
Educational Services and Related Legal and Regulatory Experience	Ms. Gonzales’ prior experience in the for-profit education industry provides knowledge and background important to fulfilling the role of a director of the Company.

Strategic Planning and Growth Initiatives

Ms. Gonzales is a senior financial executive with over 25 years of experience leading corporations through complex capital market transactions, mergers and acquisitions and reorganizations/turnarounds which provides additional insight and experience to the Board.

Investment Management and Other Financial Expertise	Ms. Gonzales’ service in multiple financial roles adds significant financial and accounting expertise to the Board.

Patrick W. Gross	Director since December 2005

Mr. Gross, age 75, has served as Chairman of The Lovell Group, a private business and technology advisory and investment firm, since 2002. Mr. Gross also was a founder and principal executive officer of American Management Systems, Inc., a computer applications software and systems integration firm, from 1970 to 2002. He became Chairman of its executive committee in 1982. He has served as chairman of the board of several companies owned by private equity firms. In addition, he served as Vice Chairman of Youth for Understanding International Exchange. Mr. Gross is currently a director of publicly-held Liquidity Services, Inc., an operator of several leading online auction marketplaces for surplus and salvage assets; Rosetta Stone, a leading provider of technology-based language learning solutions of which he is chairman of the board; and Waste Management, Inc., a leading provider of comprehensive waste management services. He has also served on the board of directors of Capital One Financial Corporation from 1995 to 2017, Computer Network Technology Corporation from 1997 to 2005, Mobius Management System, Inc. from 2002 to 2007, and Taleo Corporation from 2006 to 2012. He attended Cornell University and received a Bachelor of Engineering Science degree from Rensselaer Polytechnic Institute. Mr. Gross also earned a Master of Science in engineering from the University of Michigan and a Master of Business Administration from the Stanford Graduate School of Business.

Expertise	Attributes and Skills

Strategic Planning and Growth Initiatives

Mr. Gross has strong strategic planning expertise from his experience in founding and building numerous companies. He has particular expertise in leveraging information technology and advanced data analytics.

Investment Management and Other Financial Expertise

Mr. Gross’ background in financial reporting and financing of companies, both smaller Nasdaq companies and large multi-billion NYSE companies, provides him with extensive experience in planning and implementing financial management and other ERP systems.

Marketing	Mr. Gross brings to the Company extensive experience in direct marketing to consumers utilizing advanced data analytics.

Expertise	Attributes and Skills

Governance

Mr. Gross has a keen understanding of corporate governance initiatives and trends, practical methods of implementing corporate governance processes and best practices, and a focus on fiduciary responsibilities of directors and management, arising from his service as board chairman/lead director/presiding director of NYSE, Nasdaq and private companies and as chairman of audit, compensation and governance and nominating committees for a wide range of companies.

Digital Business and Information Technology

Mr. Gross has been involved with the information technology business for more than four decades. He has been involved with applying evolving digital models and advanced analytics during this period. For more than 30 years, he led the application of advanced IT and analytics for major corporations and government agencies for the firm he co-founded. In addition, for the past 15 years Mr. Gross has advised and served on the boards of a number of information technology and data analytics firms providing, among others, Internet commerce applications, software as a service, security software, advanced test-and-learn analytics and propriety marketing data and analytics.

Cyber Security

Based on the foundation of his experience in information technology and his service on the boards of an information access security company and an email security firm, Mr. Gross has gained insight into the board oversight of cyber security from his service on the boards and risk committees of a major financial institution, a large national logistics and distribution firm and others. With this background, he provides the Board with insight and assistance in recognizing and developing strategies and processes to protect against security threats relating to the Company’s technology infrastructure and the personally identifiable information maintained with the Company’s databases.

William D. Hansen	Director since November 2017

Mr. Hansen, age 60, has served as Chief Executive Officer and President of Strada Education Network, formerly called USA Funds, a national nonprofit dedicated to improving lives by strengthening the pathways between education and employment since July 2013. From July 2011 through July 2013, Mr. Hansen served as the Chief Executive Officer of Madison Education Group, LLC, an education-related consulting firm. From July 2009 to December 2010, he served as the President of Scantron Corporation, a provider of assessment and survey solutions. Mr. Hansen also served as the Chairman of Scantron Corporation from September 2010 to July 2011. Mr. Hansen held various leadership positions at Chartwell Education Group, LLC, an education-related consulting firm, from July 2005 to July 2009, including Chief Executive Officer and Senior Managing Director. Mr. Hansen served as the Deputy Secretary at the U.S. Department of Education from May 2001 to July 2003. He has served as a director of Performant Financial, a public company providing technology-enabled recovery and analytics services, since December 2011. He also served as a director of the First Marblehead Corporation, a then public specialty finance company focused on the education financing marketplace, from 2003 until that company was acquired in 2016. Mr. Hansen received a Bachelor of Science degree in Economics from George Mason University.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Mr. Hansen served for 15 years in the federal government, most of which was at the Department of Education where he served in key leadership positions overseeing the financial, regulatory and policy operations of the Department. This experience brings helpful regulatory perspective to the Board.

Strategic Planning and Growth Initiatives

Serving as the principal executive officer of several education-related companies, Mr. Hansen was responsible for the success and growth of those companies. He has also served as a director on multiple education-related companies, both public and private, over the past 15 years. The Board benefits from the insight gained from these positions.

Investment Management and Other Financial Expertise

As chief executive officer of Strada Education Network, Mr. Hansen manages a company portfolio of $1.4 billion. This experience, as well as his experience serving on public company audit committees and as assistant secretary for management and budget and chief financial officer at the Department of Education, supplements the Board’s investment management expertise.

Governance

Mr. Hansen has obtained a variety of governance perspectives to share with the Board through his positions as president and chairman of Scantron Corporation where he was responsible to a public holding company for governance matters, chief executive officer of Strada Education Network where he is responsible for governance issues with the board of directors, chair of several governance and nominating committees, and president and chairman of several private companies where he was responsible for board and investor relations.

Gregory L. Jackson	Director since November 2008

Mr. Jackson, age 53, is a private investor. From January 2013 to December 2017 he was a managing partner with Jackson Park Capital, LLC and co-manager of Oakseed Opportunity Fund (an SEC registered Equity Mutual Fund). From January 2011 to April 2012, he was a senior portfolio manager with Ensign Peak Advisors. Prior to that time, Mr. Jackson was an investment partner of Blum Capital Partners, L.P., which he joined in 2003, and where he had served as Co-Head of its Investment Committee, a member of its affiliate, Blum Strategic GP, L.L.C., and managing member of each of the following affiliates: Blum Strategic GP II, L.L.C., Blum Strategic GP III, L.L.C., and Blum Strategic GP IV, L.L.C. His responsibilities at Blum Capital Partners included sourcing new investment opportunities, managing Blum Capital’s investment portfolios, and overseeing the investment research process. Prior to joining Blum Capital, Mr. Jackson spent six years at Harris Associates

LP where he was the co-portfolio manager of the Oakmark Global Fund (which received a Morningstar 5-star rating during his tenure) from its inception in August 1999 through October 2003. He also was a partner at Harris Associates LP and an investment analyst of domestic equities. Prior to joining Harris Associates LP, he was a partner, portfolio manager and investment analyst with Yacktman Asset Management. Mr. Jackson received a Bachelor of Science degree from the University of Utah and his Master of Business Administration from the University of Chicago.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Mr. Jackson has an extensive background in analyzing and investing in the for-profit education industry, having worked closely with the managements and boards of directors of Blum’s portfolio companies to increase stockholder value by partnering with these companies to implement various financial, operational and governance initiatives. This experience enables him to bring to the Board deep knowledge of the industry and insights into linkages between various aspects of the Company’s business and stockholder value creation.

Strategic Planning and Growth Initiatives

Mr. Jackson’s role as a director at portfolio companies has focused on strategic growth and planning for public companies, which experience Mr. Jackson uses to assist the Board in its strategic planning activities. Mr. Jackson also has an extensive background in analyzing and investing in the for-profit education industry and provides the Board with investors’ views on education industry fundamentals and increasing stockholder value.

Investment Management and Other Financial Expertise	Mr. Jackson, as a career investment manager, brings the perspective of investors and his experience in analyzing businesses and developing investment strategy to the Company.

Thomas B. Lally	Director since January 1998

Mr. Lally, age 76, has served as Chairman of the Board since October 26, 2015, and served as Lead Director of the Board from February 2015 until his appointment as Chairman. Mr. Lally served as the President of Heller Equity Capital Corporation from August 1995 until his retirement in October 2001. He also was an Executive Vice President of Heller Financial, Inc. and Chairman of its Executive Credit Committee since April 1995, with direct responsibility for the asset quality oversight of its portfolio of loan and equity investments. Mr. Lally joined Heller Financial, Inc. in 1974. Mr. Lally also served on the board of trustees of Briarcliffe College, one of the Company’s institutions, from January 2011 until October 2015. Mr. Lally received a Bachelor of Business Administration degree from Pace University.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Mr. Lally’s service as a member of the Board of Trustees of Briarcliffe College, one of the Company’s institutions, provided him with enhanced knowledge of the processes and oversight requirements necessary to the effective execution of the Company’s educational mission.

Expertise	Attributes and Skills

Strategic Planning and Growth Initiatives	Mr. Lally provides the Board with strategic insights into planning and implementing growth and value creation for stockholders.

Investment Management and Other Financial Expertise

Mr. Lally’s extensive experience at Heller equipped him with the financial skills necessary to evaluate investments in other companies or in various aspects of the Company’s business. He provides the Board with a broad overview of many business ventures with differing business models and growth strategies that informs the Board’s analyses about the Company’s options.

Governance

Mr. Lally’s interest and focus on corporate governance matters facilitates the Board’s development and review of corporate governance initiatives and the fulfillment of its corporate governance responsibilities.

Todd S. Nelson	Director since August 2015

Mr. Nelson, age 60, has served as President and Chief Executive Officer of the Company since August 2015. Prior to joining the Company, Mr. Nelson served as a director of Education Management Corporation from February 2007 through November 2013, including serving as Chairman of the Board of Directors from August 2012 until November 2013. He was also Education Management Corporation’s Chief Executive Officer from February 2007 to August 2012, and its President from February 2007 to December 2008. Mr. Nelson worked as an independent consultant after departing Education Management Corporation and from January 2006 through January 2007. Mr. Nelson worked for Apollo Group, Inc. (now known as Apollo Education Group, Inc.) from 1987 through January 2006. Mr. Nelson served in various roles with Apollo Group, Inc., including serving as President from February 1998 until January 2006, Chief Executive Officer from August 2001 until January 2006, and Chairman of the Board from June 2004 until January 2006. Mr. Nelson was a member of the faculty at the University of Nevada at Las Vegas from 1983 to 1984. Mr. Nelson received a Bachelor of Science degree in marketing from Brigham Young University and his Master of Business Administration from the University of Nevada.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Mr. Nelson’s career has focused on the for-profit education industry for nearly 30 years, which brings the Board his valuable and comprehensive understanding of the Company and the industry in which it operates.

Strategic Planning and Growth Initiatives

Mr. Nelson has experienced and led strategic growth initiatives during his prior industry positions, which provides insight and perspective as the Company implements its transformation strategy and seeks a return to sustainable growth.

Leslie T. Thornton	Director since December 2005

Ms. Thornton, age 61, served as Vice President and General Counsel of WGL Holdings, Inc. (“WGL”) and Washington Gas Light Company, a wholly-owned subsidiary of WGL, from January 2012 until November 2018, having joined WGL as Counsel to the Chairman in November 2011. WGL, a public retail gas and electric marketing firm and a design-build energy company, operates a regulated natural gas utility serving more than one million customers throughout metropolitan Washington, D.C., Virginia, Maryland and Pennsylvania. Prior to joining WGL, Ms. Thornton served as a partner with the law firm of Dickstein Shapiro LLP in Washington D.C. from 2004 until 2011 and as a partner with the law firm of Patton Boggs, LLP from 2000 to 2004. Beginning with the Presidential Transition of 1992 and until 2000, Ms. Thornton worked with U.S. Secretary of Education Richard W. Riley, first as Deputy Chief of Staff and Counselor, and then as Chief of Staff at the U.S. Department of Education. Ms. Thornton was also in charge of Continuity of Operations of Government for the Department of Education. Ms. Thornton is currently a board member of publicly-held Southwest Gas Holdings, Inc., a multi-state provider of natural gas service and a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Ms. Thornton holds a Bachelor of Arts degree from the University of Pennsylvania and a law degree from Georgetown University Law Center. In 2016, Ms. Thornton received her LLM in National Security Law at Georgetown University Law Center.

Expertise	Attributes and Skills

Educational Services and Related Legal and Regulatory Experience

Ms. Thornton is knowledgeable in the legislative and regulatory aspects of postsecondary education from the policy and legal perspectives. She provides insight and strategic advice regarding trends and issues involved in the federal oversight of both public and private postsecondary educational institutions and providers.

Governance

Ms. Thornton provides the Board with expertise in governance from the standpoint of corporate legal compliance and corporate process controls to assist in assuring such compliance. She developed that expertise in her legal practice, which focused on counseling large corporations in complex internal corporate investigations, federal agency and congressional investigations, regulatory matters before federal government agencies, state attorneys’ general investigations and high-level executive branch policy and political work. She continued to develop such expertise in her capacity as general counsel of WGL. In addition, Ms. Thornton is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. She has demonstrated her commitment to boardroom excellence by completing NACD’s comprehensive program of study for corporate directors.

Cyber Security

In her position at WGL, Ms. Thornton gained experience regarding cyber threats and other cyber security matters, including data breaches, which provides the Board with a valuable resource on these topics. Ms. Thornton co-authored a treatise chapter on privacy and security in the 2013 Thomson Reuters/WestLaw series entitled Successful Partnering Between Inside and Outside Counsel, is a requested speaker on these issues and has been quoted in news outlets on the topic. She also completed her Master of Laws degree in National Security Law (with a cyber security focus) at Georgetown Law School in 2016. Further, she has participated in several NACD panels as a subject matter expert in cyber security.

PROPOSAL 2: Advisory Vote to Approve Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the Company’s stockholders are entitled to vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act. The Dodd-Frank Act provides that this vote is advisory only and it is not binding on the Company or the Board of Directors. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our named executive officers. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our named executive officers. Because your vote is advisory, it will not be binding upon the Board of Directors. The Board of Directors and Compensation Committee will, however, take into account the outcome of the Say-on-Pay vote when considering future compensation arrangements. The Company is providing this vote as required pursuant to Section 14A of the Exchange Act. The Board of Directors determined that the Company will hold a non-binding stockholder advisory vote to approve executive compensation on an annual basis until the next required vote on the frequency of such non-binding stockholder advisory vote or until the Board of Directors otherwise determines that a different frequency for such vote is in the best interests of the Company’s stockholders.

Accordingly, stockholders are being asked to vote at the Annual Meeting to approve our executive compensation policies and procedures for the named executive officers, as described in the Compensation Discussion and Analysis as included in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to endorse or not endorse our 2018 executive compensation programs and policies for the named executive officers through the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company’s compensation philosophy is designed to link each named executive officer’s compensation with the Company’s short-term and long-term performance and to align the interests of executives and stockholders. The Compensation Committee designs the Company’s short and long-term incentive programs so that upside and downside compensation potential exists based on the Company’s performance against pre-defined objectives. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to the Company’s financial performance and to other performance factors that measure our progress against the goals of our strategic and operating plans.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the executive compensation paid by the Company to its named executive officers.

PROPOSAL 3: Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP as the Company’s independent registered public accounting firm to audit our financial statements for 2020. The Company is asking you to ratify that appointment. The Audit Committee, as required by law, is directly responsible to appoint the Company’s independent registered public accounting firm. Its appointment of Grant Thornton LLP will not be affected by the outcome of the vote. However, the Audit Committee will consider the voting results when selecting the Company’s independent registered public accounting firm for 2021. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

Proxies will be voted for the ratification of the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2020 unless the proxy indicates a contrary choice. Any proxy indicating a contrary choice will be voted as directed. Grant Thornton LLP representatives are currently expected to be present at the Annual Meeting and may make a statement if Grant Thornton LLP would like to do so. They will also be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratifying the selection of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2020.

OTHER INFORMATION

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the beneficial ownership of our common stock by each of our directors and named executive officers, as well as all of our directors and executive officers as of March 30, 2020 as a group.

	Common Stock Beneficially Owned as of March 30, 2020
Name	Shares of Common Stock Owned		Subject to RSUs Vesting Within 60 Days(1)	Subject to Stock Options Exercisable Within 60 Days	Total Number of Shares Beneficially Owned(2)	Percent of Shares Beneficially Owned
Directors (3)
Dennis H. Chookaszian	7,000	(4)	14,619	139,081	160,700	*
Kenda B. Gonzales	—		—	28,596	28,596	*
Patrick W. Gross	3,400		14,619	139,081	157,100	*
William D. Hansen	—		—	13,185	13,185	*
Gregory L. Jackson	25,844		14,619	139,081	179,544	*
Thomas B. Lally	20,000	(5)	14,619	123,081	157,700	*
Leslie T. Thornton	5,000		14,619	139,081	158,700	*

Named Executive Officers
Todd S. Nelson	174,904		—	833,213	1,008,117	1.44%
Ashish R. Ghia	55,301		—	12,472	67,773	*
Jeffrey D. Ayers	46,355		—	65,942	112,297	*
Andrew H. Hurst	34,974		—	139,399	174,373	*
John R. Kline	49,065		—	88,249	137,314	*
All directors and executive officers as a group (14 persons)	490,362		73,095	1,961,638	2,525,095	3.55%

*	Denotes beneficial ownership of less than one percent.

(1)

Amounts in this column for directors (other than Mr. Nelson) are vested deferred stock units, with each vested deferred stock unit representing the right to receive one share of common stock upon termination of service to the Company.

(2)

Beneficial ownership is determined in accordance with the rules of the SEC. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock that the person can vote or transfer, as well as shares that person has the right to acquire within 60 days of March 30, 2020, such as through the exercise of options or upon the vesting of restricted stock units.

(3)	Except for Mr. Nelson, whose beneficial ownership is provided under “Named Executive Officers” in the table above.

(4)	Indirect by spouse.

(5)	Joint with spouse.

Security Ownership of Principal Stockholders

The following table shows the amount of our common stock owned by holders known to us to beneficially own more than 5% of our outstanding common stock at March 30, 2020. For this table, beneficial ownership means the right to direct the voting or sale of shares, even if those rights are shared with others. Beneficial ownership was determined as of March 30, 2020.

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
BlackRock, Inc. (1)	10,719,240	15.52%
55 East 52nd Street, New York, NY 10055
Renaissance Technologies LLC (2)	5,086,095	7.37%
800 Third Avenue, New York, NY 10022
The Vanguard Group (3)	4,942,635	7.16%
100 Vanguard Blvd., Malvern, PA 19355
Dimensional Fund Advisors LP (4)	3,812,127	5.52%
Building One, 6300 Bee Cave Road, Austin, TX 78746
Frontier Capital Management Co., LLC (5)	3,636,126	5.27%
99 Summer Street, Boston, MA 02110

(1)

As reported on a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. on behalf of itself and certain of its subsidiaries. BlackRock, Inc. reported sole voting power with respect to 10,584,685 of these shares and sole dispositive power with respect to all of these shares.

(2)

As reported on a Schedule 13G/A filed with the SEC on February 13, 2020 by Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, which reported sole voting and dispositive power with respect to all of these shares.

(3)

As reported on a Schedule 13G filed with the SEC on February 11, 2020 by The Vanguard Group, which reported sole voting power with respect to 146,315 shares, shared voting power with respect to 19,974 shares, sole dispositive power with respect to 4,786,238 shares and shared dispositive power with respect to 156,397 shares.

(4)

As reported on a Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP, which reported sole voting power with respect to 3,611,657 shares and sole dispositive power with respect to all of these shares.

(5)

As reported on a Schedule 13G/A filed with the SEC on February 14, 2020 by Frontier Capital Management Co., LLC, which reported sole voting power with respect to 1,930,371 shares and sole dispositive power with respect to all of these shares.

Discretionary Proxy Voting Authority/Untimely Stockholder Proposals

Rule 14a-4(c) promulgated under the Exchange Act governs the Company’s use of its discretionary proxy voting authority regarding a stockholder proposal that the stockholder has not sought to include in the Company’s proxy statement. Under the rule, if a stockholder fails to notify the Company of its proposal before the date established by the Notice Provision, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting. In addition, if the Company receives timely notice of a stockholder proposal in connection with an annual meeting of stockholders that does not include all of the information required by Rule 14a-4(c) promulgated under the Exchange Act, the proposal will be considered timely but deficient, and the Company’s proxy statement may confer discretionary authority for the proposal if the Company includes in its proxy statement advice on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

Proposals of Stockholders

In accordance with Rule 14a-8 promulgated under the Exchange Act, proposals of stockholders intended to be considered for inclusion in the Company’s proxy statement and proxy for the 2021 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 120 days prior to April 15, 2021. In addition, Article II, Section 2.5 of the Company’s By-Laws (the “Notice Provision”) provides that for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail the notice so that it is received by, the Corporate Secretary of the Company at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders. Proposals of stockholders intended to be considered at the Company’s 2021 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to May 28, 2021.

In addition to other requirements included in the Company’s By-Laws, nominations of a person for election to the Board by stockholders must specify the name of the nominee and other information of such nominee that is required to be disclosed in solicitations of proxies for election of directors, or otherwise, along with the written consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected. In connection with any stockholder nomination, as set forth in the Company’s By-Laws, the nominating stockholder must also provide additional information as to the stockholder giving notice, and, if applicable, each nominee proposed by the stockholder, including any material interest of such person in such nomination, information regarding beneficial ownership of securities of the Company, a representation that the stockholder giving notice intends to appear in person or by proxy at the annual meeting of stockholders to nominate the person(s) named in the notice, and whether the stockholder intends to deliver a proxy statement and form of proxy in connection with such nomination to holders of the Company’s voting securities reasonably believed by such stockholder to be sufficient to elect such nominee(s).

Additional Information

We will furnish a copy of the Company’s Annual Report on Form 10-K for its year ended December 31, 2019, as filed with the SEC, including the financial statements and notes thereto included therein, without charge upon the written request of any person who is a stockholder as of the Record Date. We will provide free copies of the exhibits to the Form 10-K. Direct your requests for these materials to Perdoceo Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173, Attention: Investor Relations Department. You can also obtain this information in electronic form free of charge by accessing the Company’s website at www.perdoceoed.com under the caption “Investor Relations.”

Cost of Solicitation

Perdoceo will pay the cost of this proxy solicitation. We have retained Georgeson LLC, a professional proxy solicitation firm, at an estimated cost of $16,500 plus reimbursement of expenses to assist in soliciting proxies from brokers, nominees, institutions and individuals. Georgeson LLC may solicit votes personally or by telephone, mail, or other electronic means. We may also request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at our expense. We will reimburse nominees and record holders for the reasonable out-of-pocket expenses of solicitation. In addition to solicitation of proxies by mail, our directors, officers or other employees may solicit proxies through personal conversations, or by telephone, facsimile or electronic means, but will not receive any compensation for these services.

PERDOCEO EDUCATION CORPORATION ATTN: MICHELE CHAFFEE 231 N MARTINGALE ROAD SCHAUMBURG, IL 60173 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D05015-P34075 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PERDOCEO EDUCATION CORPORATION The Board of Directors recommends you vote FOR the following: 1. Election of Directors    Nominees: For Against Abstain 1a. Dennis H. Chookaszian    The Board of Directors recommends you vote FOR For Against Abstain proposal 2. 1b. Kenda B. Gonzales    2. Advisory Vote to Approve Executive Compensation Paid    by the Company to its Named Executive Officers.    1c. Patrick W. Gross    The Board of Directors recommends you vote FOR For Against Abstain proposal 3. 1d. William D. Hansen    3. Ratification of the appointment of Grant Thornton LLP as    the Company’s independent registered public accounting firm for the year ending December 31, 2020.    1e. Gregory L. Jackson     1f. Thomas B. Lally NOTE: Such other business as may properly come before the    meeting or any adjournment thereof. 1g. Todd S. Nelson     1h. Leslie T. Thornton    Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.    D05016-P34075 PERDOCEO EDUCATION CORPORATION Annual Meeting of Stockholders May 28, 2020 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Jeffrey D. Ayers and Michele R. Chaffee and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof and in such proxyholder’s or proxyholders’ judgment upon any other matters that may properly come before the Annual Meeting, all the Common Stock of Perdoceo Education Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders thereof to be held on May 28, 2020 or at any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held on May 28, 2020, beginning at 9:00 AM, Central Daylight Saving Time, at the campus support center at Perdoceo Education Corporation, 231 North Martingale Road, Schaumburg, Illinois 60173. To obtain directions to attend the 2020 Annual Meeting and vote in person, you may call our Investor Relations support team at Alpha IR Group at (312) 445-2870. The undersigned hereby revokes ALL previous proxies given to vote at the 2020 Annual Meeting or at any adjournment or postponement thereof. Unless otherwise marked, this proxy will be voted FOR the election of the nominees named in proposal 1, FOR proposal 2 and FOR proposal 3. In addition, this proxy confers discretionary authority to the persons named as proxies herein to vote, in their sole discretion, on any other matters that may properly come before the Annual Meeting to the extent permitted by Rule 14a—4(c) of the Securities Exchange Act of 1934, as amended. Proposals 1, 2 and 3 are being proposed by Perdoceo Education Corporation. Continued and to be signed on reverse side